UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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First Consulting Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2007

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of First Consulting Group, Inc. to be held at our corporate office at 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802 on Thursday, June 7, 2007 at 10:00 a.m. local time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in our affairs by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Douglas G. Bergeron
Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2007

TO THE STOCKHOLDERS OF FIRST CONSULTING GROUP, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of First Consulting Group, Inc. (“FCG”), a Delaware corporation, will be held on June 7, 2007 at 10:00 a.m. local time, at our corporate office at 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802 for the following purposes:

1.                To adopt an amendment to our Certificate of Incorporation to provide for annual election of directors.

2.                To re-elect Douglas G. Bergeron and Robert G. Funari to serve as directors until the 2010 Annual Meeting of Stockholders, and Larry R. Ferguson to serve as director until the 2008 Annual Meeting of Stockholders, subject in each case to the effect of Proposal 1.

3.                To approve the FCG 2007 Equity Incentive Plan.

4.                To ratify the selection of Grant Thornton LLP as our independent auditors for the fiscal year ending December 28, 2007.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. In addition, we will transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 18, 2007 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

All stockholders are cordially invited to attend our Annual Meeting in person. Whether or not you expect to attend, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors,

Michael A. Zuercher
Senior Vice President, General Counsel and Secretary
Long Beach, California
April 30, 2007

PROXY STATEMENT FOR ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD
ON JUNE 7, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of First Consulting Group, Inc., a Delaware corporation (“FCG,” “we,” “us,” or “our”), for use at the Annual Meeting of Stockholders to be held on Thursday, June 7, 2007 at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our corporate office at 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802. We intend to mail this proxy statement and accompanying proxy card, together with a copy of our 2006 Annual Report, on or about May 4, 2007 to all stockholders entitled to vote at the Annual Meeting.

Voting Rights, Outstanding Shares, and Vote Required for Approval

Only holders of record of our common stock at the close of business on April 18, 2007 will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on April 18, 2007, a total of 26,753,062 shares of our common stock were outstanding and entitled to vote. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting, and for 10 days prior to the Annual Meeting at our corporate office at 111 W. Ocean Boulevard, 4th Floor, Long Beach, California between the hours of 9:00 a.m. and 4:00 p.m. local time.

You may vote by attending the annual meeting and voting in person. You also may vote by mailing the enclosed proxy card. If your shares are held of record by a bank, broker or other nominee, please refer to the instructions they provide for voting your shares. In addition, if your shares are held of record by a bank, broker or other nominee, your vote in person at the annual meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder (your bank or broker). All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the annual meeting, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS IMPORTANT.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and such person does not have discretionary voting power on such proposal) will be counted as shares that are present for purposes of determining the presence of a quorum.

Stockholder approval of each proposal can be obtained as follows:

•        Proposal 1. Approval of proposal 1, which would amend our Certificate of Incorporation to provide for annual election of directors, requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the shares of common stock outstanding on the record date. Thus, abstentions and broker non-votes will effectively act as a vote against proposal 1. However, broker non-votes will not likely result on this proposal because the amendment to our Certificate of Incorporation is generally a matter on which a broker or other nominee has discretionary voting authority.

•        Proposal 2. Under proposal 2, to elect three nominees to the board, the nominees will be elected by a plurality of the votes cast in person or by proxy. Thus, the three nominees receiving the greatest number of votes will be elected as directors. Abstentions, which do not qualify as votes cast under our Bylaws, will not affect the outcome of proposal 2. Broker non-votes also would not have any affect on the outcome of proposal 2, as they do not qualify as votes cast. However, broker non-votes will not likely result on this proposal because the election of directors is generally a matter on which a broker or other nominee has discretionary voting authority.

•        Proposal 3. Approval of Proposal 3, which would approve the FCG 2007 Equity Incentive Plan, requires the affirmative vote of a majority of the votes cast. Thus, abstentions will have the same effect as voting against this proposal, as they are considered a vote cast under NASDAQ Marketplace rules governing this proposal. Brokers do not have discretionary authority to vote on this proposal and thus broker non-votes likely will result. Broker non-votes, however, will not have an effect on this proposal as they are not considered votes cast.

•        Proposal 4 and Other Matters. Approval of Proposal 4, to ratify the selection of Grant Thornton LLP as our independent auditors, requires the affirmative vote of the majority of the votes cast, excluding abstentions. Abstentions and broker non-votes will not affect the outcome of proposal 4 as they are not considered votes cast under our Bylaws. However, broker non-votes will not likely result on this proposal because the ratification of the selection of independent auditors is generally a matter on which a broker or other nominee has discretionary voting authority.

Voting of Proxies

The method of voting by proxy differs for shares held as a record holder and shares held of record by a broker, bank or other nominee. If you hold your shares of common stock as a record holder, you may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, preaddressed, postage paid envelope or otherwise mailing it to us. If your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions over the Internet or by telephone. Please see the voting instructions from your broker, bank or nominee that accompany this proxy statement.

Your vote is very important. Accordingly, please complete, sign and return the enclosed proxy card or voting instruction card whether or not you plan to attend the annual meeting in person.

All shares of our common stock that are entitled to vote and are represented at the Annual Meeting by properly executed proxies received at or prior to the Annual Meeting, and not revoked, will be voted in accordance with the instructions specified on the proxies.

If no instructions are specified in a properly executed proxy we receive, it will be voted FOR:

•        adoption of the amendment to our Certificate of Incorporation to provide for annual election of directors;

•        re-election of Douglas G. Bergeron and Robert G. Funari to serve as directors until the 2010 Annual Meeting of Stockholders, and Larry R. Ferguson to serve as director until the 2008 Annual Meeting of Stockholders, subject in each case to the effect of Proposal 1;

•        approval of the FCG 2007 Equity Incentive Plan; and

•        ratification of the selection of Grant Thornton LLP as our independent auditors for the fiscal year ending December 28, 2007.

If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the proxy will have discretion to vote on these matters in accordance with their best judgment.

Revocability of Proxies; Voting at the Annual Meeting

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A stockholder of record may revoke a proxy by filing with the Corporate Secretary at our corporate office at 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802, a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked, or by filing a duly executed proxy, relating to the same shares and bearing a later date than the original proxy at the same address, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. If your shares are held of record by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder, which is your broker, bank or other nominee. If your shares are held in the name of a broker, bank or other nominee, you must follow the instructions of the broker, bank or other nominee on how to revoke your proxy.

Solicitation of Proxies

We have retained the services of a proxy solicitation firm, The Altman Group, or Altman, to solicit proxies for the Annual Meeting from our stockholder. We will bear the entire cost of solicitation of our and Altman’s solicitations, including the payment of fees of approximately $6,500, plus reasonable expenses, to Altman for their services, and the cost of preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by Altman, our directors, officers or regular employees. No additional compensation will be paid to our directors, officers or regular employees for such services.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Annual Meeting, please contact:

First Consulting Group, Inc.

Attn: General Counsel and Corporate Secretary

111 West Ocean Boulevard, 4th Floor

Long Beach, California 90802

(562) 624-5200

PROPOSAL 1
AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO PROVIDE FOR
THE ANNUAL ELECTION OF ALL DIRECTORS

Our current Certificate of Incorporation and Bylaws provide that our Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one third of the total number of directors, with each class having a three year term. The Board of Directors has determined that our Certificate of Incorporation should be amended to remove provisions requiring a classified board, to replace them with provisions requiring annual election of all directors, and to make certain other conforming changes to the Certificate (the “Annual Election Amendments”). The Annual Election Amendments are attached to this proxy statement as Appendix A.

The Board of Directors has already amended our Bylaws to eliminate the classified board structure, contingent upon the adoption by our stockholders of the Annual Election Amendments.

Proponents of a classified board structure believe that classification assures the continuity and stability of management and policies, as a majority of the directors at any given time would have prior experience on the board of directors. This fosters long-term planning and helps create long-term value. In the event of a hostile takeover attempt, the classification of directors may also be beneficial to stockholders. While it would not prevent a takeover, it would give the board of directors time to consider alternative proposals. It also encourages the person seeking to gain control of a company to initiate arm’s length discussions with the board of directors. Proponents also argue that longer terms under the classified board structure promote the independence of non-management directors by insulating them from outside short-term influences and reducing the threat that a director who refuses to conform will not be re-nominated.

A classified board of directors has the effect of making it more difficult for a substantial stockholder to gain control of a board of directors without the approval or cooperation of incumbent directors and, therefore, may deter unfriendly and unsolicited takeover proposals and proxy contests. A classified board of directors also makes it more difficult for stockholders to change a majority of directors even if a majority of stockholders are dissatisfied with the performance of incumbent directors. Many investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing these policies, that all directors should be equally accountable at all times for the company’s performance and that the will of the majority of stockholders should not be impeded by a classified board.

Our Board of Directors listened to the stockholders, reexamined the arguments for and against continuation of our classified board structure and determined that the classified board structure should be eliminated.

If stockholders approve the Annual Election Amendments, then each of our directors, including those elected at this Annual Meeting, will hold office for a one year term until the 2008 Annual Meeting, subject to his or her earlier resignation, removal or death. In addition, any director appointed by the Board of Directors to fill any newly created directorship or vacancy on the Board will hold office for a term ending at the next annual meeting. If stockholders do not approve the Annual Election Amendments, the Board of Directors will remain classified.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 1

PROPOSAL 2
ELECTION OF DIRECTORS

Although the Board of Directors is proposing to eliminate the classified board, as discussed above under Proposal 1, our current Certificate of Incorporation and Bylaws provide that our Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on our Board of Directors may be filled by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

Under our Certificate of Incorporation, the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors. Currently, the Board of Directors has resolved that it will consist of seven members. Currently, there are three directors in the class whose term of office is due to expire in 2007, one director in the class expiring in 2008, and three directors in the class expiring 2009. In order to balance the size of each class as nearly as possible, the Board has nominated one of the three directors whose term of office expires this year to a one year term expiring in 2008 rather than a three year term expiring in 2010.

Each of our current directors has served continuously since the beginning of fiscal 2006, except for Ronald V. Aprahamian, who was appointed to fill a vacancy on April 25, 2006 and was re-elected on June 1, 2006, and Larry R. Ferguson, who was appointed to fill a vacancy on June 26, 2006 concurrent with his appointment as our Chief Executive Officer. In addition to our current directors, Stanley R. Nelson, Jack O. Vance, Steven Heck, Fatima J. Reep and Stephen E. Olson served on our Board from the beginning of fiscal 2006 until their respective retirement or resignation on June 1, 2006, June 1, 2006, November 12, 2006, February 7, 2007 and February 16, 2007.

Nominees for Election

Based on the recommendation of the Nominating and Governance Committee, the Board has nominated Douglas G. Bergeron and Robert G. Funari for re-election to serve until the 2010 Annual Meeting of Stockholders, and Larry R. Ferguson for re-election to serve until the 2008 Annual Meeting of Stockholders, subject to the results of Proposal 1, as discussed below. Each of Messrs Bergeron, Ferguson and Funari currently serve in the class whose term expires at this Annual Meeting.

If our stockholders adopt the proposed amendment to our Certificate of Incorporation to provide for the annual election of directors, as more fully described under “Proposal 1—Amendment to Our Certificate of Incorporation to Provide for the Annual Election of All Directors,” then the term of all directors, including those elected at this annual meeting, will end at the 2008 Annual Meeting, and all directors will thereafter be elected for one year terms.

If Proposal 1 is not adopted by our stockholders, each nominee, if elected, will serve for the term they were elected, and until his or her successor is duly elected and qualified. If any nominee should be unavailable for election as a result of an unexpected occurrence between the date of this proxy statement and our Annual Meeting, votes that were otherwise cast for such nominee will be voted for the election of a substitute nominee to be nominated by our Board of Directors. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

Set forth below are descriptions of the backgrounds of the nominees and their principal occupations for at least the past five years.

Douglas G. Bergeron, age 46, has served as our director since August 2004 and Chairman of our Board since November 2005. Since July 2001, Mr. Bergeron has served as Chairman and Chief Executive Officer of VeriFone, Inc., a provider of secure electronic payment technologies. From December 2000 until July 2002, Mr. Bergeron was Group President of Gores Technology Group, a leveraged buyout firm that acquired VeriFone from Hewlett-Packard, and from April 1999 until October 2000, he served as President and Chief Executive Officer of Geac Computer Corporation, a software company. From May 1990 through April 1999, Mr. Bergeron served in a number of executive management positions at SunGard Data Systems, Inc., an integrated software and processing solutions company, including Group CEO of SunGard Brokerage Systems Group and President of SunGard Futures Systems. Mr. Bergeron is also a director of the Multiple Sclerosis Society of Silicon Valley and is a member of the Listed Company Advisory Committee of the New York Stock Exchange.

Larry R. Ferguson, age 57, has served as our Chief Executive Officer and as a director since June 2006. From July 1995 to June 2006, Mr. Ferguson was President of The Ferguson Group, a private equity investment and consulting firm specializing in information technology companies. From July 1986 to June 1995, Mr. Ferguson served as President of Systems Associates, Inc., growing the business organically and though product line extensions. Systems Associates was acquired in 1986 by American Express’ First Data Corporation and renamed American Express Information Services/Health Systems Group (HSG). Mr. Ferguson has also worked for Baxter/Travenol and Xerox in sales and marketing roles and holds a B.A. in Business Administration from the University of North Carolina Charlotte.

Robert G. Funari, age 59, has served as a director since June 2004. Since October 2004, he has been the Chairman and Chief Executive Officer of Crescent Healthcare, a private company providing specialized patient infusion services. From May 2004 to October 2004, Mr. Funari served as an independent consultant for Frontenac, Inc., and from December 2002 to August 2003, he worked for Cardinal Health, Inc. after their acquisition of Syncor International Corporation, a radiopharmacy services company. Mr. Funari joined Syncor in August 1993 as Executive Vice President and Chief Operating Officer, and from July 1996 to December 2002, he served as their President and Chief Executive Officer. He also serves as a director of Beckman Coulter, a diagnostics and life sciences company, where he is a member of the Compensation Committee, as well as Pope & Talbot, a forest products company, where he is on the Governance and Compensation Committees. Mr. Funari is a member of the RAND Healthcare Board of Advisors, and is Chairman of Bay Cities National Bank in Redondo Beach, CA.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF EACH OF THE THREE NAMED NOMINEES

Director Continuing in Office Until the 2008 Annual Meeting of Stockholders

The following director is currently serving a three-year term expiring at our 2008 Annual Meeting of Stockholders, and until his successor is duly elected and qualified.

F. Richard Nichol, Ph.D., age 65, has served as a director since January 2001. In 1975, Dr. Nichol co-founded IBRD, a full service contract research organization, and served as its Chairman and Chief Executive Officer until 1995. In 1995, Dr. Nichol founded, and is currently principal of, Nichol Clinical Technologies Corp., a pharmaceutical, biotechnology and clinical research-consulting firm. From 1997 to 1999, he was president, Chief Executive Officer and a board member (including Chairman from 1998 to 1999) of CoCensys, Inc., a biopharmaceutical company that was acquired by Purdue Pharma L.P. in 1999. Dr. Nichol also serves on the Board of Corautus Genetics, a cardiovascular gene therapy company.

Directors Continuing in Office Until the 2009 Annual Meeting of Stockholders

The following three directors are currently serving three-year terms expiring at our 2009 Annual Meeting of Stockholders and until their successors are duly elected and qualified. If our stockholders adopt Proposal 1 to amend our Certificate of Incorporation to provide for the annual election of directors, then the term of all directors, including the directors below, will end at the 2008 annual meeting, and all directors will thereafter be elected for one year terms.

Ronald V. Aprahamian, age 60, has served as a director since April 2006. He is a business consultant and private investor. Mr. Aprahamian served as chairman of the board of Superior Consultant Holdings Corporation, a national healthcare information technology and strategic and operations management consulting firm, from October 2000 to March 2003, and served as a director from March 2003 to January 2005 when he was also a member of the Audit and Compensation Committees. He has also served as a director at Sunrise Senior Living, Inc., provider of senior living services throughout North America and Europe, since 1995 where he also serves as the Chairman of the Audit Committee and member of the Compensation Committee; and as a director of Metrocall, Inc., a wireless technology company from May 1995 to September 2002. Mr. Aprahamian was chairman of the board and chief executive officer of The Compucare Company, a health care information technology company, from 1988 until October 1996; and from May 1997 to September 1998, a consultant to Sunrise Senior Living, Inc.

Michael P. Downey, age 59, has served as a director since February 2003. Since 1997, Mr. Downey has been a private investor and executive consultant to various companies. From 1986 to 1997, Mr. Downey served as the senior financial executive, including as Executive Vice President and Chief Financial Officer from 1988 to 1997,  of Nellcor Puritan Bennett and one of its predecessors, a manufacturer of medical instruments. From 1984 to 1986, Mr. Downey was Vice President of Finance with Shugart Corporation, a manufacturer of disk drives. Mr. Downey serves as chairman of the Audit Committee, and on the Nominating and Compensation Committees of Vertical Communications (formerly Artisoft, Inc.), a developer of software-based phone systems, and served as its interim President and Chief Executive Officer from March 2000 to July 2000. Mr. Downey is also a director and chairman of the Audit Committee of Emulex Corporation, a designer and manufacturer of both software and hardware-based network access products, and from March 2005 to April 2007, he was a director and a member of the Audit and Compensation Committees of Adeza Bio-Medical, Inc., a manufacturer of women’s health products.

Cora M. Tellez, age 57, has served as a director since August 2004. In April 2004, Ms. Tellez was a founding partner, and has since served as Chief Executive Officer, of Sterling HSA, a company that administers health savings accounts. Prior to founding Sterling HSA, Ms. Tellez consulted with venture capital firms from June 2002 to December 2003. From November 1998 until April 2002, she served in various executive positions for Health Net, Inc., a health plan, including President and Chief Executive Officer of Health Net’s California plan and President of its health plans divisions. From December 1978 to November 1998, Ms. Tellez served in various roles in the health plan industry, including President and Chair of Prudential Health Care (Western Division) from 1997 to 1998, as Senior Vice President and Regional CEO of Blue Shield of California from 1994 to 1997, and as Vice President and Regional Manager, Hawaii, for Kaiser Foundation Health Plan from 1990 to 1994.

PROPOSAL 3
APPROVAL OF THE FIRST CONSULTING GROUP, INC.

2007 EQUITY INCENTIVE PLAN

Our stockholders are being asked to approve the First Consulting Group, Inc. 2007 Equity Incentive Plan (the “2007 Plan”). Effective April 9, 2007, our Board approved and adopted the 2007 Plan, subject to approval by our stockholders. Approval of the 2007 Plan by our stockholders will be considered approval of the 2007 Plan for purposes of Sections 162(m) and 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

The 2007 Plan is intended to succeed the First Consulting Group, Inc. 1997 Equity Incentive Plan (the “1997 Plan”), which is due to expire in August 2007. We also maintain the following plans: the First Consulting Group, Inc. Non-Employee Directors’ Stock Option Plan, the First Consulting Group, Inc. 1999 Non-Officer Equity Incentive Plan, and the Doghouse Enterprises, Inc. 2000 Equity Incentive Plan (collectively, together with the 2007 Plan, the “Existing Plans”). If the 2007 Plan is approved by our stockholders, all Existing Plans will be terminated as to future awards effective as of this Annual Meeting. If the 2007 Plan is not approved by our stockholders, all Existing Plans will remain in full force and effect. As of April 18, 2007, the aggregate number of shares of Common Stock that may be issued pursuant to awards under all Existing Plans is 1,754,738 shares.

The principal features of the 2007 Plan are summarized below, but the summary is qualified in its entirety by reference to the 2007 Plan itself, a copy of which is attached to this proxy statement as Appendix B. We encourage you to read the 2007 Plan carefully.

Purpose of the 2007 Plan

The purpose of the 2007 Plan is to provide additional incentive for our directors, employees and consultants (and the employees and consultants of our subsidiaries) to further the growth, development and financial success of the Company and its subsidiaries by personally benefiting through the ownership of the Company’s Common Stock, or other rights which recognize such growth, development and financial success. Our Board also believes that the 2007 Plan will enable us to obtain and retain the services of directors, employees and consultants that are considered essential to our long range success by offering them an opportunity to own stock and other rights that reflect our financial success. The 2007 Plan is also designed to permit us to make cash and equity based awards intended to be “qualified performance-based compensation” under Section 162(m) of the Code.

The 2007 Plan will become effective immediately upon stockholder approval at the Annual Meeting.

Securities Subject to the 2007 Plan

The maximum aggregate number of shares of our Common Stock that may be issued or transferred pursuant to awards under the 2007 Plan is 1,600,000 shares. In addition, in the event of any termination, expiration, lapse or forfeiture of any stock option, restricted stock or other stock awards granted under the 1997 Plan (including unvested shares that are forfeited or repurchased at a price not greater than the original purchase price), on or after the 2007 Plan becomes effective, the number of shares of Common Stock that may be issued or transferred pursuant to awards under the 2007 Plan will be increased by one share for each share subject to any such prior award that terminates, expires, lapses, or is forfeited. On April 18, 2007, the aggregate number of shares of Common Stock subject to outstanding awards under the 1997 Plan was 2,058,314 shares. The maximum aggregate number of shares of our Common Stock available for issuance under the 2007 Plan will be reduced by 1.5 shares for each share of Common Stock delivered in settlement of a full value award (i.e., an award other than a stock option or stock appreciation right). In no event, however, may the maximum aggregate number of shares of Common Stock that may be issued or transferred pursuant to awards under the 2007 Plan exceed 2,000,000 shares. The maximum aggregate number of shares of Common Stock that may be issued or transferred pursuant to awards under the 2007 Plan is subject to adjustment upon certain events. See “Adjustments for Stock Splits, Recapitalizations and Mergers” below.

For further information regarding the Existing Plans, including the aggregate awards outstanding, the weighted average exercise price of outstanding option awards and the average term to expiration of such awards, see footnote 6 to the Equity Compensation Plan Table on page 55.

The 2007 Plan counts shares on a “gross” basis and does not allow the re-grant of shares withheld or surrendered in payment of the exercise price or tax withholding obligations of an award. In the event of any termination, expiration, lapse or forfeiture of a stock option or stock appreciation right granted under the 2007 Plan, any shares subject to the award at such time will be made available for future grants under the 2007 Plan. In the case of a full value award that terminates, expires, lapses or is forfeited, the number of shares available for future grants will be increased by 1.5 shares for each share subject to such full value award. If any shares of restricted stock are surrendered by a holder or repurchased by the Company pursuant to the terms of the 2007 Plan, such shares also will be available for future grants under the 2007 Plan. In no event, however, will any shares of Common Stock again be available for future grants under the Plan if such action would cause an incentive stock option to fail to qualify as an incentive stock option under Section 422 of the Code.

To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any of its subsidiaries will not be counted against the shares available for issuance under the 2007 Plan.

The shares of Common Stock covered by the 2007 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. For purposes of the 2007 Plan, the fair market value of a share of Common Stock as of any given date will be the closing sales price for a share of Common Stock on the stock exchange or national market system on which the Common Stock is listed on such date or, if there is no closing sales price for the Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal. The closing sales price for a share of Common Stock on the NASDAQ Global Market on April 18, 2007 was $9.83, as reported by The Wall Street Journal.

FCG has adopted a policy that beginning with fiscal year 2007 and for the fiscal years ended 2007, 2008 and 2009, FCG’s prospective three-year average burn rate with respect to our equity awards will not exceed the mean plus one standard deviation (3.81%) of our Global Industry Classification Standards Peer Group. Our burn rate may exceed the Peer Group mean for fiscal year 2007, provided our prospective three-year burn rate remains below the commitment level. This policy will apply to shares issued pursuant to our Existing Plans, including the 2007 Plan. For purposes of calculating the number of shares granted in a year for the burn rate, full value stock awards will count as equivalent to (i) 1.5 option shares if our annual stock price volatility is 53% or higher, (ii) two option shares if our annual stock price volatility is between 25% and 52%, and (iii) four option shares if our annual stock price volatility is less than 25%.

Eligibility

Our employees and consultants (and the employees and consultants of our majority-owned subsidiaries) and our directors are eligible to receive awards under the 2007 Plan. As of April 18, 2007, there were approximately 2,686 eligible employees and consultants, and we currently have seven directors, six of whom are non-employee directors. No employee, director or consultant is entitled to participate in the 2007 Plan as a matter of right, nor does any such participation constitute assurance of continued employment or service. Only those employees, directors and consultants who are selected to receive grants by the administrator may participate in the 2007 Plan.

Awards under the 2007 Plan

The 2007 Plan provides that the administrator may grant or issue stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Non-Qualified Stock Options.   Non-qualified stock options (“NQSOs”) will provide for the right to purchase shares of Common Stock at a specified price that is not less than the fair market value of a share of Common Stock on the date of grant, and usually will become exercisable (as determined by the administrator) in one or more installments after the grant date, subject to the completion of the applicable vesting service period or the attainment of pre-established performance goals. NQSOs may be granted for any term specified by the administrator, but the term may not exceed ten years.

Incentive Stock Options.   Incentive stock options (“ISOs”) will be designed to comply with the applicable provisions of Section 422 of the Code, and will be subject to certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price that is not less than the fair market value of a share of Common Stock on the date of grant, may only be granted to our employees and employees of our subsidiary corporations, and must not be exercisable after a period of ten years measured from the date of grant. However, if subsequently modified, ISOs may cease to qualify for treatment as ISOs and be treated as NQSOs. The total fair market value of shares (determined as of the respective date or dates of grant), for which one or more options granted to any employee (including all options granted under the 2007 Plan and all other option plans of the Company or any parent or subsidiary corporation) may for the first time become exercisable as ISOs during any one calendar year, may not exceed the sum of $100,000. To the extent this limit is exceeded, the options granted will be NQSOs. In the case of an ISO granted to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation, the 2007 Plan provides that the exercise price of an ISO must be at least 110% of the fair market value of a share of Common Stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant. Like NQSOs, ISOs usually will become exercisable (as determined by the administrator) in one or more installments after the grant date, subject to the completion of the applicable vesting service period or the attainment of pre-established performance goals.

Stock Appreciation Rights.   Stock appreciation rights (“SARs”) provide for the payment of an amount to the holder based upon the excess (if any) of the fair market value of our Common Stock over the exercise price of the SAR. The exercise price of a SAR must be at least 100% of the fair market value of a share of Common Stock on the date of grant. SARs under the 2007 Plan will be settled in cash or shares of Common Stock, or in a combination of both, at the election of the administrator. SARs may be granted in connection with stock options or other awards, or separately. SARs may be granted for any term specified by the administrator, but the term may not exceed ten years.

Restricted Stock.   Restricted stock may be issued at such price, if any, as may be determined by the administrator and may be made subject to such restrictions (including service vesting or vesting based on satisfaction of pre-established performance goals), as may be determined by the administrator. Restricted stock typically may be repurchased by us at the original purchase price, if any, or is forfeited, if the vesting conditions and other restrictions are not met. In general, restricted stock may not be sold, or otherwise hypothecated or transferred, until the vesting restrictions and other restrictions applicable to such shares lapse. A holder of restricted stock, unlike a holder of options or restricted stock units, generally will have voting rights and may receive dividends prior to the time when the restrictions lapse.

Deferred Stock.   Deferred stock awards provide for the deferred issuance to the holder of the award of shares of Common Stock, subject to any conditions determined by the administrator. Deferred stock may not be sold or otherwise hypothecated or transferred until shares of Common Stock have been issued under the deferred stock award. Deferred stock will not be issued until the deferred stock award has vested, and a holder of deferred stock will have no voting or dividend rights prior to the time when the vesting conditions are satisfied and the shares are issued. Deferred stock awards generally will be forfeited, and the underlying shares of deferred stock will not be issued, if the applicable vesting conditions and other restrictions are not met.

Restricted Stock Units.   Restricted stock units provide for the issuance to the holder of shares of Common Stock, subject to vesting conditions (including service vesting or vesting based on the attainment of pre-established performance goals). The issuance of shares of Common Stock pursuant to restricted stock units may be delayed beyond the time at which the restricted stock units vest. Restricted stock units may not be sold, or otherwise hypothecated or transferred, and a holder of restricted stock units will not have voting or dividend rights prior to the time when the vesting conditions are satisfied and the shares are issued. Restricted stock units generally will be forfeited, and the underlying shares of stock will not be issued, if the applicable vesting conditions are not met.

Dividend Equivalents.   Dividend equivalents represent the right to receive the value of the dividends per share paid by us, if any, calculated with reference to a specified number of shares of Common Stock. Dividend equivalent rights may be granted in connection with full-value awards (awards other than stock options or SARs) granted under the 2007 Plan. Dividend equivalents may be paid in cash or shares of Common Stock, or in a combination of both, at the election of the administrator.

Performance Awards.   Performance awards may be granted by the administrator to employees, consultants or directors based upon, among other things, the contributions, responsibilities and other compensation of the particular recipient. Generally, the amounts paid or distributed under performance awards will be based on specific performance goals and may be paid in cash or in shares of Common Stock, or in a combination of both, at the election of the administrator. Performance awards may include “phantom” stock awards that provide for payments based upon the value of our Common Stock. Performance awards may also include bonuses granted by the administrator, which may be payable in cash or in shares of Common Stock, or in a combination of both.

Stock Payments.   Stock payments may be authorized by the administrator in the form of Common Stock or an option or other right to purchase shares of Common Stock and may be issued as part of a deferred compensation arrangement in lieu of all or any part of compensation—including, without limitation, salary, bonuses, commissions and directors’ fees—that would otherwise be payable in cash to the employee, director or consultant.

Section 162(m) “Performance-Based” Awards.   The administrator may designate employees whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. The administrator may grant to such employees and other eligible employees awards under the 2007 Plan that are paid, vest or become exercisable upon the achievement of specified performance goals which are related to one or more of performance criteria, as applicable to the Company or any subsidiary, division, operating unit or individual. These performance criteria include:

•       net earnings (either before or after interest, taxes, depreciation and/or amortization);

•       gross or net sales or revenue;

•       net income (either before or after taxes);

•       operating profit;

•       days sales outstanding;

•       cash flow (including, but not limited to, operating cash flow and free cash flow);

•       return on assets;

•       return on capital;

•       return on stockholders’ equity;

•       return on sales;

•       gross or net profit or operating margin;

•       costs;

•       funds from operations;

•       expense;

•       working capital;

•       earnings per share; or

•       price per share of Common Stock.

Performance goals established based on the performance criteria may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to the results of a peer group. Except as provided by the administrator, the achievement of each performance goal will be determined in accordance with generally accepted accounting principles to the extent applicable.

At the time of grant, the administrator may provide that objectively determinable adjustments will be made for purposes of determining the achievement of one or more of the performance goals established for an award. Any such adjustments will be based on one or more of the following:

•       items related to a change in accounting principle;

•       items relating to financing activities;

•       expenses for restructuring or productivity initiatives;

•       other non-operating items;

•       items related to acquisitions;

•       items attributable to the business operations of any entity acquired by the Company;

•       items related to the disposal of a business or segment of a business; or

•       items related to discontinued operations that do not qualify as a segment of a business under United States generally accepted accounting principles.

Award Limits.   The 2007 Plan provides that awards covering not more than 750,000 shares may be granted to any employee, director or consultant in any calendar year, subject to adjustment under certain circumstances in order to prevent the dilution or enlargement of the potential benefits intended to be made available under the 2007 Plan, as described below. In addition, an employee, director or consultant may not receive cash-settled performance awards in any calendar year having an aggregate maximum amount payable in excess of $750,000.

Vesting and Exercise of Awards

The applicable award agreement will contain the period during which the right to exercise the award in whole or in part vests. At any time after the grant of an award, the administrator may accelerate the period during which such award vests, subject to certain limitations. No portion of an award which is not vested at the holder’s termination of employment, termination of directorship, or termination of consulting relationship will subsequently become vested, except as may be otherwise provided by the administrator either in the agreement relating to the award or by action following the grant of the award.

Generally, an option or SAR may only be exercised while such person remains our employee, director or consultant (or an employee or consultant of one of our subsidiaries) or for a specified period of time (up to the remainder of the award term) following the holder’s termination of employment, directorship or the consulting relationship, as applicable. An award may be exercised for any vested portion of the shares subject to such award until the award expires.

Full-value awards made under the 2007 Plan generally will be subject to vesting over a period of not less than (i) three years from the grant date of the award if it vests based solely on employment or service with the Company or one of its subsidiaries, or (ii) one year following the commencement of the performance period, for full-value awards that vest based upon the attainment of performance goals or other performance-based objectives. However, full-value awards covering up to an aggregate of five percent of the total number of shares available for awards under the 2007 Plan may be granted without respect to such minimum vesting provisions.

At any time after the grant of an award, the administrator may accelerate the period during which such award vests in connection with a change in the ownership or control of the Company or a subsidiary or the award holder’s termination of employment, termination of consulting relationship or termination of directorship by reason of retirement, death, disability or termination without cause. However, the administrator may accelerate the vesting of awards with respect to an aggregate of five percent of the total number of shares available for awards under the 2007 Plan at any time and for any reason.

Only whole shares of Common Stock may be purchased or issued pursuant to an award. Any required payment for the shares subject to an award will be paid in the form of cash or a check payable to us in the amount of the aggregate purchase price. However, the administrator may in its discretion and subject to applicable laws allow payment through one or more of the following:

•       the delivery of certain shares of Common Stock owned by the holder;

•       the surrender of shares of Common Stock which would otherwise be issuable upon exercise or vesting of the award;

•       the delivery of property of any kind which constitutes good and valuable consideration;

•       with respect to options, a sale and remittance procedure pursuant to which the holder will place a market sell order with a broker with respect to the shares of Common Stock then issuable upon exercise of the option, provided, that the broker timely pays a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the option exercise price for the purchased shares plus all applicable income and employment taxes we (or our subsidiary corporation) are required to withhold by reason of such exercise; or

•       any combination of the foregoing.

Transferability of Awards

Awards generally may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of descent and distribution or, subject to the consent of the administrator, pursuant to a domestic relations order, unless and until such award has been exercised, or the shares underlying such award have been issued, and all restrictions applicable to such shares have lapsed. Notwithstanding the foregoing, awards other than ISOs may also be transferred to certain family members and trusts or an entity owned by the holder, these family members and trusts, with the administrator’s consent. Awards may be exercised, during the lifetime of the holder, only by the holder or such permitted transferee.

2007 Plan Benefits

No awards will be granted under the 2007 Plan until it is approved by our stockholders. The future benefits that will be received under the 2007 Plan by our current directors, executive officers and by all eligible employees are not currently determinable.

Adjustments for Stock Splits, Recapitalizations and Mergers

In the event of any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin off or other transaction that affects our Common Stock, the administrator of the 2007 Plan will equitably adjust any or all of the following in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the 2007 Plan or with respect to any award:

•       the number and kind of shares of Common Stock (or other securities or property) with respect to which awards may be granted or awarded under the 2007 Plan (including adjustments to the limitation on the maximum number and kind of shares that may be issued and the manner in which shares subject to full value awards will be counted);

•       the limitation on the maximum number and kind of shares that may be subject to one or more awards granted to any one individual during any calendar year;

•       the number and kind of shares of Common Stock (or other securities or property) subject to outstanding awards under the 2007 Plan; and

•       the grant or exercise price with respect to any outstanding award.

Change in Control

In the event of a “Change in Control” (as defined in the 2007 Plan), the outstanding awards under the 2007 Plan will be assumed, or substitute awards will be granted for such awards, by the surviving or acquiring corporation. In the event the surviving or acquiring corporation assumes the outstanding awards, or grants substitute awards, then, with respect to a holder’s award, upon the holder’s voluntary termination with “Good Reason” (as defined in the 2007 Plan), or the holder’s involuntary termination without “Cause” (as defined in the 2007 Plan), the vesting of the award will be accelerated upon the occurrence of such termination. However, if the surviving or acquiring corporation refuses to assume the outstanding awards, or issue substitute awards, then with respect to the awards held by persons then performing services as employees, directors or consultants, the vesting of these awards shall be accelerated prior to such Change in Control and the awards will be terminated if not exercised after such acceleration and at or prior to such Change in Control, and with respect to any other outstanding awards, the awards will be terminated if not exercised prior to such Change in Control.

Administration of the 2007 Plan

The Compensation Committee of our Board will be the administrator of the 2007 Plan unless the Board appoints another committee or subcommittee of the Board to act as the administrator of the 2007 Plan. The Compensation Committee (or such other committee or subcommittee) will consist solely of two or more non-employee directors. The Compensation Committee is expected to consist of two or more directors, each of whom is intended to qualify as both a “non-employee director,” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and an “outside director” for purposes of Section 162(m) of the Code.

The Compensation Committee (or other committee or subcommittee appointed as the administrator) may delegate its authority to grant awards to one or more committees consisting of one or more members of the Board and one or more of our officers. Any such committee will not be delegated the authority to grant awards to the Company’s officers, individuals whose compensation in the year of grant is, or in a future calendar year may be, subject to the limitation on deductibility under Section 162(m) of the Code, or our officers who are delegated authority as a member of such a committee.

The administrator has the power to:

•       select which directors, employees and consultants are to receive awards and the terms of such awards, consistent with the 2007 Plan;

•       determine whether options are to be NQSOs or ISOs, or whether awards are to be “qualified performance-based compensation” under Section 162(m) of the Code;

•       construe and interpret the terms of the 2007 Plan and awards granted pursuant to the 2007 Plan;

•       adopt rules for the administration, interpretation and application of the 2007 Plan;

•       interpret, amend or revoke any of the rules adopted for the administration, interpretation and application of the 2007 Plan; and

•       amend one or more outstanding awards in a manner that does not adversely affect the rights and obligations of the holder of such award (except in certain limited circumstances).

The 2007 Plan also authorizes the administrator to make such modifications to the terms and conditions of awards, including the adoption of a subplan, as may be deemed advisable to ensure compliance with applicable foreign laws and listing standards, provided that any such action does not violate any other applicable law or require stockholder approval.

Amendment and Termination of the 2007 Plan

Our Board, or the Compensation Committee of our Board, may amend the 2007 Plan at any time, subject to stockholder approval to the extent required by applicable law or regulation or the listing standards of the NASDAQ (or any other market or stock exchange on which the Common Stock is at the time primarily traded). Additionally, stockholder approval will be specifically required to increase the maximum number of shares of Common Stock which may be issued under the 2007 Plan, materially change the eligibility requirements or decrease the exercise price of any outstanding option or SAR granted under the 2007 Plan.

Our Board, or the Compensation Committee of our Board, may suspend or terminate the 2007 Plan at any time. No awards may be granted during a suspension or after termination of the 2007 Plan and, in no event may an award be granted pursuant to the 2007 Plan on or after the tenth anniversary of the effective date of the 2007 Plan.

Federal Income Tax Consequences Associated with the 2007 Plan

The following is a general summary under current law of the material federal income tax consequences to an employee, director or consultant granted an award under the 2007 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality.

The summary does not discuss all aspects of federal income taxation that may be relevant in light of a holder’s personal circumstances. This summarized tax information is not tax advice and a holder of an award should rely on the advice of his or her legal and tax advisors.

Non-Qualified Stock Options.   If an optionee is granted a NQSO under the 2007 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares of Common Stock purchased at such time, less the exercise price paid. The optionee’s basis in the shares for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally should be the fair market value of the Common Stock on the date the optionee exercises such option. Any subsequent gain or loss generally will be taxable as a capital gain or loss.

Incentive Stock Options.   No taxable income should be recognized by the optionee at the time of the grant of an ISO, and no taxable income should be recognized for regular federal income tax purposes at the time the option is exercised; however, the excess of the fair market value of shares of the Common Stock purchased over the exercise price paid should be an “item of adjustment” for alternative minimum tax purposes. The optionee should recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For federal income tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one year after the date the shares are transferred upon exercise. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition should result.

Upon a qualifying disposition, the optionee should recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the purchased shares over the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of the fair market value of those shares on the exercise date over the exercise price paid for the shares should be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition should be recognized as a capital gain or loss by the optionee.

We (or our subsidiary corporation) should not be entitled to any federal income tax deduction if the optionee makes a qualifying disposition of the shares. If the optionee makes a disqualifying disposition of the purchased shares, then generally we (or our subsidiary corporation) should be entitled to a federal income tax deduction, for the taxable year in which such disposition occurs, equal to the ordinary income recognized by the optionee.

Stock Appreciation Rights.   No taxable income generally should be recognized upon the grant of a SAR, but, upon exercise of the SAR, the cash or the fair market value of the shares received should be taxable as ordinary income to the recipient in the year of such exercise.

Restricted Stock.   In general, a recipient of restricted stock should not be taxed upon the grant or purchase of restricted stock that is subject to a “substantial risk of forfeiture,” and non-transferable within the meaning of Section 83 of the Code. However, at the time the restricted stock is no longer subject to the substantial risk of forfeiture (e.g., when the restrictions lapse on a vesting date), the recipient should recognize ordinary income equal to the fair market value of the Common Stock on the date the restrictions lapse, less the amount the recipient paid, if any, for such restricted stock. A recipient of restricted stock may, however, make an election under Section 83(b) of the Code to be taxed at the time of the grant or purchase on an amount equal to the fair market value of the Common Stock on the date of transfer, less the amount paid, if any, for such restricted stock. If a timely Section 83(b) election is made, the recipient should not recognize any additional income as and when the restrictions applicable to the restricted stock lapses.

Restricted Stock Units and Deferred Stock.   A recipient of restricted stock units or a deferred stock award generally should not have ordinary income upon grant of restricted stock units or deferred stock. When the shares of Common Stock are delivered under the terms of the award, the recipient should recognize ordinary income equal to the fair market value of the shares delivered, less any amount paid by the recipient for such shares.

Dividend Equivalent Awards and Performance Awards.   A recipient of a dividend equivalent award or a performance award generally should not recognize taxable income at the time of grant. However, at the time such an award is paid, whether in cash or in shares of Common Stock, the recipient should recognize ordinary income equal to value received.

Stock Payments.   The recipient of a stock payment generally should recognize taxable ordinary income in an amount equal to the fair market value of the shares of Common Stock received.

Tax Deductions and Section 162(m) of the Code.   Except as otherwise described above with respect to incentive stock options, we (or our subsidiary corporation) generally should be entitled to a federal income tax deduction when and for the same amount that the recipient recognizes ordinary income, subject to the limitations of Section 162(m) of the Code with respect to compensation paid to certain “covered employees”. Under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million in any one year. The Section 162(m) deduction limit, however, does not apply to “qualified performance-based compensation” as provided for by the Code. In particular, stock options and SARs generally should satisfy the “qualified performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the exercise price or base price is not less than the fair market value of the stock subject to the award on the grant date). Other awards granted under the 2007 Plan may constitute “qualified performance-based compensation” for purposes of Section 162(m), if such awards are granted or vest based upon the achievement of one or more pre-established objective performance goals using one of the performance criteria described previously.

The 2007 Plan is structured in a manner that is intended to provide the Compensation Committee with the ability to provide awards that satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code. In the event the Compensation Committee determines that it is in the Company’s best interests to make use of such awards, the compensation attributable to those awards should not be subject to the $1 million limitation. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position.

Section 409A of the Code.   Certain awards under the 2007 Plan may be considered a “nonqualified deferred compensation plan” for purposes of Section 409A of the Code, which imposes certain additional requirements regarding the payment of deferred compensation. Generally, if at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Section 409A, or is not operated in accordance with those requirements, all amounts deferred under the nonqualified deferred compensation plan for the taxable year and all preceding taxable years, by or for any participant with respect to whom the failure relates, are includible in gross income of the participant for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A, the amount also is subject to interest and an additional income tax. The interest imposed is equal to the interest at the underpayment rate plus one percentage point, imposed on the underpayments that would have occurred had the compensation been includible in income for the taxable year when first deferred, or if later, when not subject to a substantial risk of forfeiture. The additional income tax is equal to 20% of the compensation required to be included in gross income.

The awards under the 2007 Plan that are subject to Section 409A are intended to satisfy the requirements of Section 409A.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3

PROPOSAL 4
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Grant Thornton LLP as our independent auditors for the fiscal year ending December 28, 2007 and has further directed that management submit the selection of such independent auditors for ratification by the stockholders at the Annual Meeting. Grant Thornton LLP has audited our financial statements since 1995. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Grant Thornton LLP as our independent auditors is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

The Audit Committee has considered whether Grant Thornton LLP’s provision of services as set forth above is compatible with maintaining its independence, and believes that Grant Thornton LLP has retained its independence from us.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 4

AUDIT MATTERS

Fees Billed By Principal Accountant

Audit Fees.   The aggregate fees billed to us by Grant Thornton LLP related to the audit of our annual financial statements and review of our quarterly financial statements for each of the fiscal years ended December 30, 2005 and December 29, 2006 were $1,153,000 and $1,104,000, respectively. Grant Thornton LLP has indicated that it expects to bill us an additional amount related to the audit of our financial statements for our fiscal year ended December 29, 2006; however, we have not yet agreed to or determined the final amount of any such additional billings as of the date of filing this proxy statement with the Securities and Exchange Commission.

Audit-Related Fees.   In our fiscal year ended December 30, 2005, we incurred $2,000 in audit-related fees in connection with review of the accounting treatment for a specific transaction that we executed. No such fees were incurred in the fiscal year ended December 29, 2006.

Tax Fees.   We did not incur any fees from Grant Thornton LLP for tax compliance, tax advice or tax planning in the fiscal years ended December 30, 2005 or December 29, 2006.

All Other Fees.   We did not incur any other fees for professional services from Grant Thornton LLP in the fiscal years ended December 30, 2005 or December 29, 2006.

Audit Committee Pre-Approval Policies and Procedures.

The Audit Committee operates pursuant to a written charter which was adopted by the Board of Directors in February 2004. The Audit Committee’s responsibilities currently include, among other duties, approving the fees and other significant compensation payable to our independent auditors. Specifically, before the independent auditor is engaged by us or our subsidiaries to render audit or non-audit services, the Committee must approve the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding our engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934, as amended, to our management. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent auditor. Audit Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the Securities and Exchange Commission. All services provided by our independent registered public accounting firm in 2006 were pre-approved in accordance with the Audit Committee’s pre-approval requirements.

CORPORATE GOVERNANCE

Our Board of Directors has long believed that good corporate governance is paramount to ensure that we are managed for the long-term benefit of our stockholders. As part of our ongoing efforts to constantly improve corporate governance, our Board and management have undertaken a comprehensive effort to review and enhance our governance policies and practices. In conducting this review, the Board and management have looked to suggestions by various authorities in corporate governance, the practices of other public companies, the provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), various new and proposed rules of the Securities and Exchange Commission (the “SEC”), and the listing standards of The NASDAQ Stock Market® (“Nasdaq”). As a result, we have undertaken a number of initiatives to improve our corporate governance policies and practices.

The Board of Directors has adopted Corporate Governance Guidelines (the “Corporate Governance Guidelines”) that guide its actions with respect to, among other things, the composition of the Board, how the Board will function, Board meetings and involvement of management, the Board’s standing committees and director responsibilities. In addition, the Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees, directors and officers, including our Chief Executive Officer, Chief Financial Officer, principal accounting officer and controller, and other senior financial officers. The Code of Ethics, as applied to our principal financial officers, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” within the meaning of the listing standards of Nasdaq. You may view the Code of Ethics and the Corporate Governance Guidelines under the “Investors” link on our website located at www.fcg.com or request copies, which will be provided free of charge, by writing to Investor Relations, First Consulting Group, Inc., 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802. We intend to disclose future amendments to, and any waivers of, the provisions of our Code of Ethics required to be disclosed under the rules of the SEC or listing standards of Nasdaq, at the same location on our website.

The Corporate Governance Guidelines provide that a majority of the Board and all members of the Audit, Compensation and Nominating and Corporate Governance Committees shall be independent.

Board Independence

The Board makes an annual determination as to the independence of each Board member under the current standards for “independence” established by Nasdaq. The Board has determined that all of its current directors and nominees for election at this Annual Meeting are independent under these standards, except for Larry Ferguson, our Chief Executive Officer. The Board has also determined that all of the current members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent. The Nasdaq rules require that a majority of our Board members be independent. The Board as currently constituted and as proposed to be constituted as of the Annual Meeting meets these requirements.

Our Corporate Governance Guidelines establish general guidelines to assist the Board in assessing the independence of our directors. In addition to applying these guidelines, the Board considers any and all additional relevant facts and circumstances in making an independence determination including all direct and indirect relationships between us and the director or members of his or her family.

Stockholder Communications With the Board

Our stockholders may send written communications directly to the attention of the Board or any individual Board member. Mr. Bergeron, the Chairman of our Board, with the assistance of our internal legal department, will be primarily responsible for monitoring communications from stockholders and providing copies of such communications to the other directors as he considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Board considers to be important for the directors to consider. Stockholders who wish to communicate with the Board can write to Chairman of the Board, c/o Corporate Secretary, First Consulting Group, Inc., 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802.

Board Meetings

During the fiscal year ended December 29, 2006, the Board of Directors held six meetings, and each Board member attended 75% or more of the aggregate number of meetings of the Board of Directors and of the Committees on which he or she served. The Board of Directors also acted by unanimous written consent five times during fiscal year 2006. Additionally, at least quarterly, non-management Board members met in executive sessions without the presence of management, which sessions were led by the Chairman of our Board, Mr. Bergeron.

Although we have no policy with regard to attendance by the members of our Board at annual meetings of our stockholders, we invite our directors to attend. All of our directors attended our 2006 Annual Meeting of Stockholders either in person or telephonically, except for Mr. Ferguson, who was not yet a director or employed by us at the time of the 2006 Annual Meeting.

Committees

Our Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. Each of these committees operates pursuant to a written charter adopted by the Board of Directors, which is available under the “Investors” link on our website located at www.fcg.com. The charter for each committee is reviewed annually and revised as appropriate. In addition, the charter for each of these committees is available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, First Consulting Group, Inc., 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802. During the 2006 fiscal year, our Board of Directors also had a Special Committee.

Audit Committee.   The Audit Committee currently consists of three directors: Mr. Downey, who serves as Chairman, and Messrs. Aprahamian and Bergeron. During fiscal year 2006, our former director, Dr. Jack O. Vance, also served on the Audit Committee until the date of his retirement from our Board on June 1, 2006. Messrs. Downey and Bergeron served continuously on the committee during fiscal year 2006. Mr. Aprahamian has served on the committee since April 25, 2006, when he was first elected to our Board and appointed to the Audit Committee. The Board of Directors has determined that all members who serve or served on the committee now and during fiscal year 2006 are “independent” under the Nasdaq listing standards and satisfy the “financial sophistication” requirements of the Nasdaq listing standards. The Board of Directors has identified Mr. Downey as the member of the Audit Committee who qualifies as “audit committee financial expert” under applicable SEC rules and regulations governing the composition of the Audit Committee. The Audit Committee met 14 times during 2006.

The Audit Committee’s responsibilities currently include engaging, retaining, and modifying the engagement of our independent auditors and approving their fees and other compensation, and reviewing:

•       our annual and quarterly financial statements;

•       the adequacy and effectiveness of our systems of internal accounting and financial controls;

•       the independent auditors’ audit plan and engagement letter, including audit fees;

•       the independence and performance of our independent auditors; and

•       material legal matters and related party transactions.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing practices. Such procedures may be found in our Code of Ethics.

The Audit Committee meets privately with the independent auditors, and the independent auditors have unrestricted access and report directly to the Audit Committee. The Audit Committee has selected Grant Thornton LLP as our independent auditors for the fiscal year ending December 28, 2007 and is recommending that our stockholders ratify this appointment at the Annual Meeting. The report of the Audit Committee for the 2006 fiscal year is found on page 59 of this proxy statement.

Compensation Committee.   The Compensation Committee considers and approves our compensation policies, evaluates the performance and determines the compensation of executive officers (including the Chief Executive Officer), administers our stock incentive plans and performs such other functions regarding compensation as the Board of Directors may delegate. The Compensation Committee currently consists of three directors: Mr. Funari, who serves as Chairman, and Messrs. Aprahamian and Downey. During fiscal year 2006, our former director, Dr. Vance, also served on the Compensation Committee until the date of his retirement from our Board on June 1, 2006. Messrs. Downey and Funari served continuously on the committee during fiscal year 2006. Mr. Aprahamian has served on the committee since April 25, 2006, when he was first elected to our Board and appointed to the Compensation Committee. All members who serve or served on the committee now and during fiscal year 2006 are “independent” under the Nasdaq listing standards. The Compensation Committee met 12 times and acted one time by unanimous written consent during 2006.

A description of the processes and procedures used by the Compensation Committee to consider and determine executive and director compensation appears in the Compensation Discussion and Analysis found on page 32 of this proxy statement. The report of the Compensation Committee for the 2006 fiscal year is found on page 57 of this proxy statement.

Nominating and Governance Committee.   The Nominating and Governance Committee currently consists of three directors: Ms. Tellez who serves as Chairperson, Mr. Funari and Dr. Nichol. All three current committee members served on the committee throughout fiscal year 2006. In addition, our former director, Mr. Stanley R. Nelson, served on the Nominating and Corporate Governance Committee until the date of his retirement on June 1, 2006. All members who serve or served on the committee now and during fiscal year 2006 are “independent” under the Nasdaq listing standards.

The Nominating and Governance Committee interviews, evaluates, nominates and recommends individuals for membership on the Board of Directors and its Committees, and nominates specific individuals to be elected as our executive officers. This Committee assists the Board in overseeing the implementation, and monitoring the effectiveness, of its corporate governance guidelines and developing and recommending to the Board modifications and/or additions to such guidelines. The Nominating and Governance Committee met six times and acted by unanimous written consent two times during 2006.

The Board believes that it should be comprised of directors with varied, complementary backgrounds, and that directors should, at a minimum, exhibit proven leadership capabilities and experience at a high level of responsibility within their chosen fields. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of our stockholders.

When considering a candidate for director, the Committee takes into account a number of factors, including the following:

•       Whether such candidates are independent as set forth in the Nasdaq listing standards and in our Corporate Governance Guidelines;

•       experience in our industry;

•       experience in corporate governance, such as an officer or former officer of a publicly held company;

•       experience as a board member of another publicly held company; and

•       academic expertise in an area of our operations.

The Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. When seeking candidates for director, the Nominating and Governance Committee may solicit suggestions from incumbent directors, management, stockholders and others. Additionally, the Committee has in the past used and may in the future use the services of third party search firms to assist in the identification of appropriate candidates. After conducting an initial evaluation of a prospective candidate, the Committee will interview that candidate if it believes the candidate might be suitable to be a director. The Committee may also ask the candidate to meet with management. If the Committee believes a candidate would be a valuable addition to the Board, it may recommend to the full Board that candidate’s appointment or election.

Special Committee.   Our Board of Directors formed a Special Committee in November 2005, which committee was specifically formed upon the separation of employment of Luther Nussbaum, our former Chairman and Chief Executive Officer, in order to determine the appropriate composition of our management, including recruitment by us of a permanent chief executive officer. The Special Committee was comprised of all of our non-employee Directors at any given time and was dissolved upon the appointment of Mr. Ferguson as our Chief Executive Officer in June 2006. The Special Committee met six times during 2006.

Director Compensation Table

The table below summarizes the compensation received by our non-employee directors for the fiscal year ended December 29, 2006.

Director	Fees Earned or Paid in Cash(1)	Option Awards(2)(3)	Total
Ronald V. Aprahamian	$19,500	$27,193	$46,693
Douglas G. Bergeron	39,500	25,192	64,692
Michael P. Downey	39,500	20,619	60,119
Robert G. Funari	39,500	23,805	63,305
Stanley R. Nelson (retired 6/1/06)	15,000	6,946	21,946
F. Richard Nichol	31,500	14,028	45,528
Stephen E. Olson (resigned 2/16/07)	25,500	14,028	39,459
Fatima J. Reep (resigned 2/7/07)	25,000	14,028	38,959
Cora M. Tellez	33,500	24,963	58,463
Jack O. Vance (retired 6/1/06)	18,000	6,946	24,946

(1)          In 2006, our non-employee directors received an annual retainer of $20,000 per year (paid in equal quarterly installments), plus $1,000 for each Board meeting attended in person and $500 for each Board meeting attended telephonically. Non employee directors that served on any Committee of our Board also receive an annual retainer of $6,000 per year (paid in equal quarterly installments), or $8,000 per year (paid in equal quarterly installments) if he or she served as the chairperson of a Committee. Our Chairman of the Board also received an annual retainer of $8,000 (paid in equal quarterly installments). Directors were also reimbursed for certain expenses in connection with attendance at Board and Committee meetings. No additional compensation was paid to any directors for participation on the Special Committee of the Board that was formed in November 2005 in order to determine the appropriate composition of our management, including recruitment by us of a permanent chief executive officer.

On January 1, 2007, our non-employee director compensation increased to an annual retainer of $50,000 per year (paid in equal quarterly installments), plus $1,000 for each Board meeting attended in person and $500 for each Board meeting attended telephonically. Non employee directors that serve as the Chairman of the Board also receive an annual retainer of $15,000. Upon approval by the Compensation Committee or the full board, non-employee directors can also be compensated up to $2,000 per day for extraordinary assignments involving between 50 to 100 hours of work. The chairperson of our Audit, Compensation and Nominating and Governance Committees receives an additional annual retainer of $15,000, $8,000 and $5,000 per year, respectively, while non employee directors that serve on those Committees receive an annual retainer of $7,500, $6,000 and $3,500 per year, respectively. For each meeting of the Audit, Compensation, or Nominating and Governance Committee in excess of ten, eight, or five meetings per year, respectively, members of such committee will receive $1,000 per excess meeting attended in person and $500 per excess meeting attended telephonically.

(2)          The amounts shown are the compensation cost recognized by us in fiscal year 2006 related to grants of stock options in fiscal year 2006 and prior fiscal years, as described in Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note A to our 2006 Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 29, 2006. The table below shows how much of the overall amount of the compensation cost is attributable to each award.

Director	Grant Date	Exercise Price	Number of Shares of Stock Underlying Options Originally Granted	2006 Fiscal Year Compensation Cost
Ronald V. Aprahamian	4/25/06	$7.61	20,000	$15,129
	4/25/06	7.61	4,000	12,064
Douglas G. Bergeron	8/5/04	5.43	20,000	11,164
	1/1/06	5.87	4,000	14,028
Michael P. Downey	2/24/03	6.14	20,000	6,591
	1/1/06	5.87	4,000	14,028
Robert G. Funari	6/1/04	5.23	20,000	9,777
	1/1/06	5.87	4,000	14,028
Stanley R. Nelson	1/1/06	5.87	4,000	6,946
F. Richard Nichol	1/1/06	5.87	4,000	14,028
Stephen E. Olson	1/1/06	5.87	4,000	14,028
Fatima J. Reep	1/1/06	5.87	4,000	14,028
Cora M. Tellez	8/23/04	5.19	20,000	10,935
	1/1/06	5.87	4,000	14,028
Jack O. Vance	1/1/06	5.87	4,000	6,946

Each non-employee director has in the past been granted stock options under the 1997 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). As of the date of this proxy statement, we no longer expect to make grants from the Directors’ Plan as that plan no longer has sufficient authorized shares to make any further grants. Non-employee directors are also eligible to receive grants under the 1997 Equity Incentive Plan. Options granted under the Directors’ Plan and the 1997 Equity Incentive Plan are granted with an exercise price equal to the closing price of our stock on the day immediately prior to the date of grant, and expire on the earlier of ten years from the date of grant or 12 months after termination of the director’s services as non-employee director of FCG (18 months in the event of death of the director).

In 2006, each of our current non-employee directors received an automatic annual option grant of 4,000 shares on January 1, 2006 under the Directors’ Plan, other than Ms. Reep, Ms. Tellez and Dr. Vance, who received 4,000 shares on January 1, 2006 under the 1997 Equity Incentive Plan. These options have an exercise price of $5.87, which is equal to the closing price of our stock on the day immediately prior to the date of grant. Upon Mr. Aprahamian’s appointment to the Board on April 25, 2006, he received a discretionary option grant of 20,000 shares vesting over four years, as well as the automatic initial option grant of 4,000 shares vesting over one year, both under the 1997 Equity Incentive Plan. The January 1, 2006 grants vest in equal monthly installments over a period of one year and Mr. Aprahamian’s April 25, 2006 grant vests 25% on the first anniversary of the grant date and then in equal monthly installments over a 36 month period thereafter (subject to acceleration upon the death, disability or termination without cause of the director). The grant date fair value of the options to purchase 4,000 shares of our common stock granted on January 1, 2006 was $14,028, based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, as amended. The following assumptions were used in the Black-Scholes model: market price of stock, $5.87; exercise price of option, $5.87; expected stock volatility, 59.28%; risk-free interest rate, 4.28% (based on the 10-year treasury bond rate); expected life, 6.18 years; dividend yield, 0%. The grant date fair value of the options to purchase 4,000 shares of our common stock granted on April 25, 2006 to Mr. Aprahamian was $17,813, and the grant date fair value of options to purchase 20,000 shares of our common stock granted on April 25, 2006 to Mr. Aprahamian was $89,066, each based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, as amended. The following assumptions were used in the Black-Scholes model: market price of stock, $7.61; exercise price of option, $7.61; expected stock volatility, 56.09%; risk-free interest rate, 4.92% (based on the 10-year treasury bond rate); expected life, 6.18 years; dividend yield, 0%. The actual value, if any, a director may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by a director will be at or near the value estimated by the Black-Scholes model.

Beginning January 1, 2007, newly elected or appointed non-employee directors will receive a one-time grant of stock options with a fair market value at the time of grant of $100,000, determined by multiplying the number of shares granted by the closing price of our stock on the day immediately prior to the date of grant, vesting 25% on the first anniversary of the grant date and then in equal monthly installments over a 36 month period thereafter. Continuing non-employee directors will receive an annual grant at the beginning of each fiscal year of shares of restricted stock with a fair market value at the time of grant of $50,000, determined by multiplying the number of shares granted by the closing price of our stock on the date of grant, vesting in equal annual installments over three years.

(3)          The following table sets forth the number of vested and unvested options held by each of our directors as of December 29, 2006. None of our directors held any unvested restricted stock awards as of December 29, 2006.

Director	Options Outstanding at December 29, 2006
Ronald V. Aprahamian	24,000
Douglas G. Bergeron	32,000
Michael P. Downey	36,000
Robert G. Funari	32,000
Stanley R. Nelson	33,666
F. Richard Nichol	48,000
Stephen E. Olson	80,000
Fatima J. Reep	56,000
Cora M. Tellez	32,000
Jack O. Vance	53,666

MANAGEMENT

Our executive officers, currently Messrs. Ferguson, Watford, Smith, Driscoll, Underwood, Zuercher, and Ockelmann and Ms. Blue, are appointed annually by the Board of Directors and serve until their successors have been duly appointed and qualified, unless sooner removed. Set forth below is information regarding our current members of management as of the record date, April 18, 2007:

Name/Category	Position with FCG
Executive Officers
Larry R. Ferguson	Chief Executive Officer and Director
Thomas A. Watford	Chief Operating Officer and Chief Financial Officer
Robert J. Smith	Senior Vice President of FCG and President of the Health Delivery Outsourcing business unit
Donald L. Driscoll	Senior Vice President of FCG and President of the Health Delivery Services business unit
Thomas D. Underwood	Senior Vice President of FCG and President of the Global Shared Services business unit
Michael A. Zuercher	Senior Vice President, Corporate Affairs, General Counsel and Corporate Secretary
Jan L. Blue	Senior Vice President, Human Resources
Philip H. Ockelmann	Vice President, Finance, Chief Accounting Officer and Controller
Other Key Employees
Scot McConkey	Senior Vice President of FCG and President of the Health Plan business unit
Nigel Whitehead	Senior Vice President of FCG and President of the Life Sciences business unit
Josh Lieberman	Senior Vice President of FCG and President of the FCG Software Services business unit
Joseph M. Casper	Senior Vice President of FCG and President of the Software Products business unit and Chief Technical Officer

Executive Officers

Biographical information about Mr. Ferguson is set forth above in the biographical information for the members of our Board of Directors; biographical information for the remaining executive officers is set forth below.

Thomas A. Watford, age 46, was appointed Chief Operating Officer on March 24, 2006 and Chief Financial Officer on December 12, 2006. He previously served as interim Chief Financial Officer since March 2005 and has been an Executive Vice President since June 2005. Mr. Watford has served in multiple management roles since joining us in May 1997, including Senior Vice President of Shared Services, and as a Vice President in our Health Delivery and Health Plan businesses. Prior to joining FCG, Mr. Watford spent twelve years at Accenture (Andersen Consulting), as an Associate Partner responsible for large client engagements in the health delivery and health plan markets.

Robert J. Smith, age 52, is Senior Vice President of FCG and President of our Health Delivery Outsourcing business unit. He has served as a Vice President since July 1999. Mr. Smith served in multiple business development and operations management positions in health delivery and health plan markets since joining in February 1997. Prior to joining FCG, he has held a variety of Information Technology management positions at Electronic Data Systems, Computer Sciences Corporation, Great-West Life and USWEST !nterprise since 1980. Mr. Smith studied Economics and Accounting at Saint John’s University and completed graduate coursework at the University of California, Berkeley.

Donald L. Driscoll, age 59, is Senior Vice President of FCG and President of our Health Delivery Services business unit. Mr. Driscoll joined us in November 2006 and is a 30-year veteran of the hospital information systems industry. He has held senior management positions at major healthcare information technology companies including American Express Information Services, First Data Corporation, Shared Medical Systems (now Siemens), and McDonald Douglas Health Services. Mr. Driscoll spent the majority of his career building and managing high-performance sales and delivery functions. From 2004 until joining FCG, Mr. Driscoll was President of Peak Performers, Inc., a healthcare recruiting company. From 1995 to 2004, he was President and Founder of Management Recruiters of Boone which specialized exclusively in the healthcare market. Mr. Driscoll is a graduate of Paul Smith’s College.

Thomas D. Underwood, age 48, is Senior Vice President of FCG and President of our Global Shared Services organization. He has served as a Vice President since our acquisition of FCG Software Services, Inc. (formerly known as Paragon Solutions, Inc., “Paragon”) in February 2003 and as an Executive Vice President since June 2005. In March 2006, he was appointed General Manager of our Healthcare Delivery business unit and in January 2007, moved to his current role of President of Global Shared Services. Mr. Underwood served as Paragon’s President and Chief Executive Officer from January 2000 until we acquired the company in February 2003. Prior to Paragon, Mr. Underwood was Vice President of Implementations and Customer Service at McKesson, where he was responsible for the implementation and ongoing support of healthcare information systems products. From 1996 to 1998, Mr. Underwood was Senior Vice President of Technical Operations at IMNET Systems, Inc.

Michael A. Zuercher, age 40, has served as Vice President, General Counsel and Corporate Secretary since March 2001. In January 2007, he was appointed to Senior Vice President. Prior to joining us, he was a Senior Director of Legal Affairs and Corporate Secretary of Stamps.com Inc., an internet postage company, from May 1999 through March 2001. While at Stamps.com, Mr. Zuercher was primarily responsible for general corporate legal matters, including matters relating to securities laws and corporate governance. From September 1996 to May 1999, he was a corporate associate at Brobeck, Phleger & Harrison LLP. Mr. Zuercher received his B.A. in Economics and Political Science from Stanford University and his J.D. from the University of San Francisco.

Jan L. Blue, age 53, joined us in December 1998 as Director of Human Resources and was appointed to Vice President, Human Resources in October 1999. She was appointed to Senior Vice President in January 2007. Prior to joining FCG, she was a healthcare consultant at the Hay Group from December 1996 through December 1998. Prior to that, she served in a variety of senior HR leadership positions at Presbyterian Healthcare System in Dallas (now Texas Healthcare Resources). Ms. Blue is also a Registered Nurse.

Philip H. Ockelmann, age 47, joined us as our Corporate Controller in June 1998, and was appointed Vice President, Finance and Controller (Principal Accounting Officer) in June 2000. Prior to FCG, Mr. Ockelmann worked for International Technology Corporation, an environmental management firm, from 1984 through 1998 in various financial positions including Vice President of Finance, Controller and Treasurer. Mr. Ockelmann received his B.A. from Stanford University and his M.B.A. from Harvard Business School.

Other Key Employees

Scot McConkey, age 46, is Senior Vice President of FCG and President of our Health Plan business unit. Mr. McConkey has been with us since June 1995 and a Vice President since 1998. Most recently, he served as National Vice President of sales for the Health Plan practice. Mr. McConkey has worked in the professional services industry for over 19 years and has focused on health insurance organizations for the past 17 years. He received his Bachelor’s degree in computer science and his master’s degree in Industrial and Operations Engineering, both from the University of Michigan.

Nigel Whitehead, age 46, is Senior Vice President of FCG and President of our Life Sciences business unit. Mr. Whitehead joined us in September 2003 as Vice President, Sales. Prior to FCG, Mr. Whitehead spent over twenty years working for product-solutions organizations focused on solving key business challenges in the Life Sciences industry. From 1999 to 2003, he worked at Dendrite International as their Vice President of Global Accounts and then as their Vice President of Strategic Alliances. His experience includes serving in senior sales, marketing and professional services capacities with responsibility for the U.S. and major international markets in Europe and Latin America. He received his Bachelor’s degree in Mechanical Engineering from the Loughborough University of Technology in the United Kingdom.

Josh Lieberman, age 38, is Senior Vice President of FCG and President of our FCG Software Services business unit. He joined us in February 2003 upon our acquisition of FCG Software Services, Inc. (formerly known as Paragon Solutions, Inc., “Paragon”) as Director of New Business Development. Mr. Lieberman was promoted to Vice President in July 2005, to General Manager in March 2006, and to President of FCG Software Services in January 2007. Prior to joining Paragon in June 2000, Mr. Lieberman spent 10 years with the Andersen Worldwide organization where his last role was as the Director of Operations for the Southeast region, a $100 million business, which included ten offices across the Southeast. Mr. Lieberman’s functional responsibilities included finance, performance management, human resources, training, recruiting, resource management, quality assurance, marketing, and knowledge management. Prior to managing the Southeast Region, he focused on large system integration projects and managing enterprise systems and implementation projects in the manufacturing and supply chain arena. He holds a bachelor’s degree in Industrial and Systems Engineering from Virginia Polytechnic Institute and State University.

Joseph M. Casper, age 56, was appointed Senior Vice President of FCG, President of our Software Products business unit and Chief Technical Officer in January 2007. He previously served as Executive Vice President, Software Products since August 2004, and Executive Vice President of Technology Services, our advanced technology/e-services business, since May 2000. He has been the lead Client Service Executive for many of our innovative technology engagements since joining FCG in June 1995. Prior to joining us, he was a Director with Deloitte & Touche Management Consulting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of Record Date, April 18, 2007, by: (i) each stockholder who we know to own beneficially more than 5% of our common stock; (ii) each named executive officer included under “Summary Compensation Table” on page 41 of this proxy statement; (iii) each of our directors and nominees for director; and (iv) all of our directors, nominees for director and current executive officers as a group.

Category and Beneficial Owner	Shares of Common Stock Owned(1)	Rights to Acquire Shares of Common Stock(2)	Total Shares of Common Stock Beneficially Owned	Percent of Class(3)
5% stockholders:
FMR Corp.(4)	3,346,140	0	3,346,140	12.5%
Bear Stearns Asset Management Inc.(5)	2,670,693	0	2,670,693	10.0%
Fatima J. Reep(6)	2,045,206	12,000	2,057,206	7.7%
Heartland Advisors Inc.(7)	1,452,800	0	1,452,800	5.4%
Directors and Nominees:
Douglas G. Bergeron	83,700	26,166	109,866	*
Larry R. Ferguson	450	0	450	*
Robert G. Funari	23,700	27,000	50,700	*
F. Richard Nichol, Ph.D.	3,700	48,000	51,700	*
Ronald V. Aprahamian	624,200	9,416	633,616	2.4%
Michael P. Downey	3,700	36,000	39,700	*
Cora M. Tellez	23,700	25,750	49,450	*
Other Named Executive Officers:
Thomas A. Watford(8)	89,372	160,518	249,890	*
Thomas D. Underwood	30,000	160,703	190,703	*
Joseph M. Casper(8)	149,643	73,333	222,976	*
Michael A. Zuercher	26,451	53,416	79,867	*
Steven Heck(9)	0	0	0	*
Mitch Morris(9)	0	0	0	*
Brenda C. Curiel(9)	0	0	0	*
All current directors and executive officers as a group (14 persons)	983,096	682,659	1,665,755	6.1%

*                    Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)          In addition to shares held in the individual’s sole name, this column includes

(i)            shares held by the direct family member of the following person: 12,000 shares held by Mr. Aprahamian’s mother,

(ii)        shares held in trust for the benefit of the following employees in our Associate 401(k) and Stock Ownership Plan: 450—Mr. Ferguson; 7,347—Mr. Watford; 451—Mr. Zuercher; 10,564—all current directors and executive officer as a group; and

(iii)    unvested restricted shares of our common stock held by the following individuals: 3,700—Mr. Bergeron; 3,700—Mr. Funari; 3,700—Mr. Nichol; 3,700—Mr. Aprahamian; 3,700—Mr. Downey; 3,700—Ms. Tellez; 35,000—Mr. Watford; 30,000—Mr. Underwood; 20,000—Mr. Casper; 25,000—Mr. Zuercher; 162,700—all current directors and executive officers as a group.

Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and nominees, named executive officers and executive officers has sole voting and/or investment power with respect to such shares.

(2)          This column also includes shares which the person or group has the right to acquire within sixty (60) days of April 18, 2007 upon the exercise of stock options.

(3)          Percentage of beneficial ownership is based on 26,753,062 shares of our common stock outstanding as of April 18, 2007. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after April 18, 2007 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

(4)          Based on a Schedule 13G filed on January 10, 2007 by FMR Corp., an investment advisor, and Edward C. Johnson, 3d, Chairman and principal stockholder of FMR Inc., reporting sole voting power over 316,282 of these shares and sole dispositive power over 3,346,140 of these shares. Their address 82 Devonshire Street, Boston, Massachusetts 02109.

(5)          Based on a Schedule 13G filed on January 11, 2007 by Bear Stearns Asset Management Inc., an investment advisor, reporting sole voting power over 1,110,556 of these shares, shared voting power over 1,046,411 of these shares, sole dispositive power over 1,316,437 of these shares, and shared dispositive power over 1,046,411 of these shares. Their address 383 Madison Avenue, New York, NY 10179.

(6)          Shares listed are held by the Reep Family LLC, of which Fatima J. Reep is the Managing Member. Ms. Reep has sole power to vote and dispose of these shares. The address of the Reep Family LLC is Smith Barney, a division of Citigroup Global Markets Inc., One World Trade Ctr. #1700, Long Beach, CA 90831.

(7)          Based on a Schedule 13G filed on March 7, 2007 by Heartland Advisors Inc. (“Heartland”), an investment advisor, and William J. Nasgovitz, president and principal stockholder of Heartland. Heartland and Mr. Nasgovitz report shared voting power and shared dispositive power over all of these shares. The address of Heartland is 789 North Water Street, Milwaukee, WI 53202.

(8)          47,025 shares and 128,056 shares held by Mr. Watford and Mr. Casper, respectively, are pledged to FCG as security for Restricted Stock Agreement Loans made by us to them, as decribed below under “Certain Relationships and Related Transactions” in this proxy. FCG’s historical practice is to allow these individuals to sell their pledged shares so long as the value of such shares is greater than the amount due on the loan.

(9)          These individuals are no longer employed by us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, as amended, requires our directors and officers, and persons who own more than ten percent of a registered class of securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms furnished to us, and representations by the executive officers and directors, we believe that all Section 16(a) filing requirements were met during the fiscal year ended December 29, 2006.

EXECUTIVE COMPENSATION

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of our management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Compensation Discussion and Analysis

Compensation Objectives

The Compensation Committee’s main objectives are to review and approve executive compensation programs and to formulate an overall compensation philosophy for us that is performance-based, attracts and retains talented employees and emphasizes creation of long-term stockholder value. In striving to meet these objectives, the Compensation Committee considers individual and group performance, including successful achievement of financial, operational and management objectives, creation of strong client relationships and new business generation as well as competitive practices within the markets for talent in which we compete. The Compensation Committee strives to design compensation programs that will tie individual rewards to our success and align the interests of the company with our officers, employees and stockholders.

The compensation programs adopted by the Compensation Committee are intended to:

•      Attract and retain talented executive officers and key employees by providing total compensation competitive with that paid to other executives and key employees employed by companies of similar size, complexity and lines of business;

•      Motivate executives and key employees to achieve strong financial and operational performance;

•      Emphasize performance-based compensation, which balances rewards for short-term and long-term results consistent with our success and each executive’s or employee’s contribution to that success;

•      Reward individual performance by establishing goals for each executive;

•      Link the interests of executives with stockholders by providing a meaningful portion of total pay in the form of stock-based incentives;

•      Create a culture where teamwork and personal and professional development and growth are encouraged; and

•      Encourage long-term commitment to FCG.

Our pay-for-performance compensation approach has three key components—base salary, short-term incentive in the form of cash bonuses and long-term incentive in the form of equity awards. We believe that this mix of compensation attracts and retains quality talent while encouraging high performance for us and our stockholders over a sustained period of time. Executive perquisites and benefits are a supplemental element of this total compensation approach. The benefit programs are intended to foster executive commitment to long-term value creation for us. We have also established appropriate severance guidelines for all employees and customary change-in-control agreements for certain senior executives, including our current named executive officers, each of which is designed to provide reasonable protection for terminated employees and acts as an additional benefit to our employees.

Determination of Compensation

The Compensation Committee has the primary authority to determine the compensation for our executive officers. For 2006, compensation was established by evaluating peer group proxy information and evaluating publicly available market data that was relevant to our markets and our competition. Compensation levels for 2006 were actually a continuation of our 2005 compensation reviews conducted in mid-2005, and which were based on the peer group and public information described below. During the first quarter of 2006, the Compensation Committee began to review and re-evaluate our overall compensation approach and after the hiring of our new chief executive officer in June 2006, a significant evaluation of our compensation approach and philosophy was completed during the second half of 2006. Given that process, management and the Compensation Committee agreed to defer the review of compensation levels until the end of 2006, when the new compensation approach would be available for roll out. As a result, there were no changes to compensation in 2006 for our executive officers.

To aid the Compensation Committee in making its determination each year as to compensation, our Senior Vice President of Human Resources, with input from our Chief Executive Officer and Chief Financial Officer, provides annual recommendations to the Compensation Committee regarding the compensation of all executive officers. The performance of our senior executive management team is reviewed by the Compensation Committee, and the Compensation Committee reviews and approves applicable base salary and bonus targets for the senior executive management team.

Compensation Benchmarking and Peer Group

Each year, we survey the compensation practices of our peer companies in the United States. We use multiple data sources to gather this information:

•      Radford: survey covers 1,100 technology companies;

•      Culpepper: survey covers 800 technology companies; and

•      Peer Group Proxy Analysis.

In mid-2005, for 2006 compensation, the Compensation Committee did not attempt to set compensation for the executive officers within a particular range related to levels provided by our industry peers. Instead, the Compensation Committee used market comparisons as one factor in making compensation decisions. Other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, internal pay relationship, complexity and importance of role and responsibilities, leadership and growth potential.

Our internal compensation staff, with the assistance of independent consultants that specialize in executive and board compensation, are tasked to present to the Compensation Committee compensation programs that are at market relative to our peers. We believe that the value and structure of our executive compensation programs are appropriate based on the review process discussed below, peer group compensation levels and our assessments of individual and corporate performance.

In designing our compensation programs, we primarily consider pay practices at companies with similar revenues and services or product offerings in our industry to determine the competitiveness of our compensation. We also review the data for the entire peer group to ensure our pay practices allow us to compete for talent in the marketplace. The compensation data that we target in Culpepper and Radford surveys focuses on IT Services companies. The peer group proxy data currently consists of 29 companies selected by us based on their similar service offerings to our targeted market segment, and is comprised of:

•Accenture LTD	• Affiliated Computer Services, Inc.
•Allscripts Healthcare Solutions	• American Medical Systems Holding
•Analysts International Corp	• Bearingpoint Inc.
•Cerner Corp.	• Ciber Inc.
•Cognizant Technology Solutions	• Comforce Corp
•Computer Sciences Corp	• Computer Task Group Inc.
•Covansys Corp	• Dendrite International Inc.
•Diamond Cluster International Inc.	• Eclipsys Corp.
•Electronic Data Systems Corp.	• IDX Systems Corp.
•IGATE Corp.	• International Business Machines
•Keane Inc.	• Navigant Consulting Inc.
•Neoforma Inc.	• Oracle Corp.
•Per Se Technologies	• Perot Systems Corp.
•Sapient Corp.	• Syntel Inc.
•Trizetto Group Inc.

2007 Compensation

As discussed above, the Compensation Committee performed a thorough review of our compensation programs in the second half of 2006. The Compensation Committee retained ECG Advisors, LLC, a compensation consultant, in October 2006 to assist it and management in the determination of the key elements of the compensation programs. The compensation consultant engaged by the Compensation Committee is an independent consultant and reports to the Compensation Committee. The compensation consultant was retained to advise the Compensation Committee regarding compensation information and analysis compiled by management. The compensation consultant provided advice to the Compensation Committee with respect to competitive practices and the amounts and nature of compensation proposed to be paid to executive officers in 2007. Our compensation program for 2007 is designed to place heavier emphasis on performance-based compensation. For our current Chief Executive Officer and our Chief Operating Officer/Chief Financial Officer, we adjusted the peer group to only consist of companies with similar revenues as us. For 2007 compensation, we targeted the aggregate value of our executive officers’ total compensation (base salary, annual performance-based bonus and equity awards) at approximately the 50th to 75th percentile level for our peer group composed of companies with similar service offerings for most positions. While our goal is to remain within this percentile range in order to appropriately manage our costs, we also strongly believe in hiring the best talent, which may entail negotiations with individual executives who have significant retention or other pay packages in place with other employers. In some circumstances, the Compensation Committee may determine that it is in our best interests to negotiate compensation packages that deviate from the general compensation principle of targeting total compensation at the 50th to 75th percentile of that paid by our peers. Similarly, the Compensation Committee may determine to provide compensation outside of the normal cycle to individuals to address retention issues.

As part of this review, we re-evaluated compensation ranges for our vice presidents and have established what we believe to be appropriate and market ranges for all three components of our compensation program for 2007. Certain individuals in our vice president group may be compensated outside of the newly established range or at the high end of a range at the discretion of management or the Compensation Committee, if such compensation is deemed appropriate to ensure retention of employees that are deemed important to the continued success of our operations.

In setting compensation each year, the Compensation Committee will continue to rely on market data compiled by our internal compensation staff, and will further counsel with independent consultants to review, verify and opine on the data and analysis prepared by us relative to compensation.

Base Compensation

We provide our executive officers with a base salary that is structured around the median of the peer group companies. In addition to market positioning, each year we determine base salary increases based upon the performance of the executive officers as assessed by the Compensation Committee, and for executive officers other than the senior executive management team, our Chief Executive Officer. Base salaries paid in 2006 were set in July 2005, to be effective as of July 1, 2005 and the base salary amounts continued unchanged throughout 2006, as discussed above.

Performance-Based Compensation

Cash-Based Incentives

In 2006, all of our named executive officers participated in the FCG Management Bonus Program, and our current Chief Executive Officer was also eligible to receive an additional bonus equal to 25% of his salary based on achievement of certain “management by objective goals” discussed below.

The 2006 FCG Management Bonus Program was a cash-based, quarterly performance incentive program that was approved by the Compensation Committee in December 2005 and applied to all manager level associates and above (excluding those associates participating in a sales incentive plan), including our named executive officers. Participants’ bonuses were based on a percentage of their base salary. The maximum potential bonus award under this program for our current Chief Executive Officer was 50% of his base salary. The maximum potential bonus awards for each of the other named executive officers ranged from 28% to 45% of their respective base salaries. Each participant’s maximum potential bonus awards consisted of the following two independent components:

•      A firm-wide component based on our operating profit, after restructuring charges (“Operating Contribution”), which constituted 90% of a participant’s potential bonus (the “Operating Contribution Component”); and

•      A business unit component based on the average number of days billed and unbilled accounts receivable remains outstanding for that unit (“DSO”), which constituted 10% of a participant’s potential bonus (the “DSO Component”).

The DSO Component was independent of the Operating Contribution Component. If 100% or more of a participant’s business unit target DSO was achieved, 10% of the participant’s maximum bonus award was payable. Achievement below 100% of the business unit target DSO for that individual resulted in zero payment for the DSO Component to that individual. All of our business units met their DSO targets in each quarter in 2006, except for the Health Delivery business unit, which did not meet its target in two quarters, and the Health Delivery Outsourcing unit, which did not meet its target in one quarter.

With respect to the Operating Contribution Component, a bonus pool was established and funded to the extent we achieved greater than 100% of target Operating Contribution. For every $3 of Operating

Contribution above target, $2 was added to the bonus pool. If actual Operating Contribution was lower than target for a quarter, then the bonus pool was not funded and no bonuses were payable based on the Operating Contribution Component for that quarter. If actual Operating Contribution was greater than target for a quarter, then 66.67% of each dollar that exceeded the target Operating Contribution for the quarter was funded into the bonus pool. Once the bonus pool was funded, it was distributed to all eligible participants, up to a maximum of 90% of such participant’s maximum bonus payout. Only those participants in business units who achieved their business unit Operating Contributions targets for a quarter were eligible to participate in the bonus pool for that quarter and the bonus pool is divided equally among such participants, up to their maximum bonus payment. The target and actual Operating Contribution for fiscal 2006 was as follows:

	Operating Contribution
	Target	Actual
First quarter	$4,035,000	$5,548,000
Second quarter	$4,389,000	$6,303,500
Third quarter	$4,726,000	$6,291,000
Fourth quarter	$5,547,000	$4,815,000

Thus, in the first three quarters Operating Contributions exceeded target and the bonus pool was funded for such quarters. In those quarters when the bonus pool was funded, the Corporate, Health Plan, Software Services and Life Sciences business units exceeded their Operating Contribution target for each such quarter and the Health Delivery unit did so for the first quarter of 2006. Actual amounts awarded under the program to our named executive officers for fiscal year 2006, if any, as a result of achievement of the Operating Contribution targets and the DSO targets are reflected in the Summary Compensation Table.

Mr. Ferguson, our Chief Executive Officer since June 2006, had a maximum performance bonus payout at 75% of his base salary: 50% was based on performance under the FCG Management Bonus Program (as described above) and 25% was based on personal goals and “management by objective” goals pre-established by the Board of Directors for the Chief Executive Officer (the “MBO Component”). These goals generally related to setting our strategic business focus to best maximize shareholder value, the roll-out of the management pay-for-performance program described above and the commencement of a more disciplined approach to tracking sales and pipeline activity. In addition, in the event he did not achieve a total bonus of $50,000 in each of the third and fourth quarters of 2006, he was entitled to a guaranteed minimum bonus of $50,000 in each such quarter, which guaranteed minimum was negotiated as part of Mr. Ferguson’s offer of employment to become our Chief Executive Officer. Based on our exceeding the targets for DSO, Operating Contribution and MBO in the third quarter, Mr. Ferguson earned a third quarter bonus in the amount of $84,533, and no guaranteed payment was therefore required in that quarter. Based on our exceeding the DSO and MBO targets for the fourth quarter, resulting in $34,726 fourth quarter bonus, but failing to meet the fourth quarter target for Operating Contribution, a guaranteed payment of $15,274 was payable to Mr. Ferguson in the fourth quarter, for a total fourth quarter bonus of $50,000. Mr. Heck, our former interim Chief Executive Officer and our President until his resignation of employment in November 2006, participated in the FCG Management Bonus Program only, without a MBO Component, until his resignation.

Commencing in fiscal 2007, the Management Bonus Program has been modified in the following manner:

•       The Operating Contribution Component has been changed from 90% of an employee’s maximum bonus in 2006 to 100% for Managers and Senior Managers and 70% for members of the management Executive Committee, which committee includes the named executive officers. The Operating Contribution Component remains at 90% for Directors and Vice Presidents.

•       The DSO Component has been eliminated for employees below the Director level and remains at 10% of the maximum bonus for all employee at or above the Director level, including the named executive officers.

•       A third component (the “Individual Component”) has been added for members of the Executive Committee, including the named executive officers, based on achievement of individual goals established by our Board of Directors. The Individual Component will comprise 20% of an employee’s maximum bonus.

•       With the exception of the DSO Component, achievement of goals will be measured, and corresponding bonuses will be paid, on an annual basis instead of a quarterly basis. The DSO Component will still be measured quarterly, but will be paid on an annual basis.

•       Achievement of 50% of the bonus pool has been funded in advance for 2007, whereas in 2006, the pool was not funded until target goals were met by each business unit. As a result, if a business unit does not meet its goals for 2007, undistributed funds in the bonus pool allocated to that business unit will be reallocated to business units that did meet their annual goals.

•       A prorated bonus of 16.7% to 44.4% of the maximum bonus will be paid for meeting 90% to 100% of Operating Contribution goals. Attainment of 100% of the Operating Contribution and DSO goals by a business unit will result in 50% of the maximum bonus being paid to the business unit in 2007 at year end, and each additional dollar of Operating Contribution earned above the goal results in 60% of such dollar being paid to the business unit. In 2006, such bonuses were only paid on each additional dollar of Operating Contribution earned above the goal, and the rate of payment was 66.67% of each additional dollar. Similar to 2006, the 10% DSO Component is measured independently of the operating contribution goals, and achievement below 100% results in a 0% payout under the DSO Component for the quarter being measured.

Discretionary Long-Term Equity Incentive Awards

Our employees are eligible to participate in the award of stock option or restricted stock grants. Historically, we granted stock options to a wide range of employees, including executive officers, but ceased widely granting such awards just prior to our adoption of Statement of Financial Accounting Standards No. 123R effective December 31, 2006. While some grants were made on a discretionary basis in the past, most were made under automatic guidelines established by the Compensation Committee of the Board. Specifically, newly hired employees were eligible for a grant of stock options as were existing employees who were promoted to certain levels. We had no annual grant and option refresh program. Prior to the adoption of Statement of Financial Accounting Standards No. 123R, we did not grant restricted stock under our stock plans. Commencing in 2006 and in part due to the implementation of Statement of Financial Accounting Standards No. 123R, we have commenced grants of restricted stock awards to our executive officers and expect to grant restricted stock awards under our proposed 2007 Plan, if the proposed 2007 Plan is approved by our stockholders at this meeting under Proposal 3. Restricted stock that we granted in the third quarter of 2006 vests over 5 years, with 50% of such award vesting on the third anniversary of the grant and then 25% vesting on each of the fourth and fifth anniversaries of the grant date. These grants were made to members of our management Executive Committee, including the named executive officers (except Mr. Ferguson). We expect that future grants of restricted stock, including grants we have already made in 2007 under the pay for performance rollout, will vest over 4 years, with 50% of such award vesting on the second anniversary of the grant and then 25% vesting on each of the third and fourth anniversaries of the grant date, in order to promote employee retention. We currently do not anticipate granting further stock options, but we will always continue to evaluate the appropriateness of a stock option grant versus a stock bonus or restricted stock award.

We do not have set guidelines for the number of stock options and restricted stock awards granted to each executive officer. However, the amount of a grant will be approved by the Compensation Committee and is expected to be based upon several non-formulaic factors, including the executive officer’s salary grade, performance, comparable market information and the value of the stock option or restricted stock at the time of grant.

Stock options that have been granted previously under the various stock plans generally have a four-year vesting schedule in order to provide an incentive for continued employment and generally expire ten years from the date of the grant. One fourth (1/4 ) of the options vest on the first year anniversary of grant date and the remaining options vest in equal monthly increments thereafter for three years. At the time many grants were made, the four year vest and ten year term were the most common approach to stock option vesting and term, and we adopted those provisions in order to remain competitive with regard to equity award vesting and terms. The exercise price of options granted under the stock plans is 100% of the closing price per share on NASDAQ on the day preceding the date of grant for the underlying stock as provided in our current plan. The exercise price on future grants of stock options under the 2007 Plan, if adopted, will be equal to 100% of the closing price per share on NASDAQ on the day of the grant.

Severance Agreements and Guidelines

We entered into we entered into a Change in Control Agreement with Messrs Watford, Underwood, Zuercher, Heck and Morris on June 27, 2005, with Mr. Ferguson on June 26, 2006, and with Mr. Casper and Ms. Curiel on July 28, 2006. These agreements provide for certain severance payments and other benefits to our named executive officers. These payments and benefits are payable only upon a double trigger, wherein the executive’s employment is terminated by us without cause or by the executive for good reason during the period that is one month before and ending 13 months after a change in control of us. These agreements are designed to retain our executive officers and provide continuity of management in the event of an actual or threatened change in control and to ensure that our executive officers’ direct their energies to creating the best deal for our stockholders without concern for their personal prospects. In addition, in connection with our hiring of Mr. Ferguson as our new chief executive officer in June 2006, we entered into an employment agreement with Mr. Ferguson, which provides him with a lump sum cash severance payment equal to 100% of his then-current base salary in the event we terminate Mr. Ferguson’s employment, other than for cause. The terms of this agreement were negotiated between us and Mr. Ferguson, were necessary to induce him to accept our employment offer, and were in line with market practices for the chief executive officer of a public company. For a more complete description of these severance payments and other benefits see “Potential Payments Upon Termination or Change-in-Control—Terms and Conditions of Change of Control Agreements.”

In the fourth quarter of 2006, we revised our general severance guidelines that are applicable to all of our U.S. employees, including executive officers. Under the revised severance guidelines, vice presidents of FCG that are terminated by us, other than for cause (which would include poor performance), are eligible to receive lump sum severance. The severance minimum for a vice president is three months of base salary with an additional two weeks of base salary paid for each year of service. The maximum amount of severance payable to a vice president is six months, regardless of the length of tenure. The guidelines also set forth applicable severance eligibility for other levels of employees within the company. Prior to the fourth quarter of 2006, the guideline provided a minimum of six months severance and a maximum of twelve months severance for vice presidents and higher severance amounts as well for other levels of employees; however, the Compensation Committee of the Board revised the guidelines to better reflect current market practice regarding severance arrangements.

Other Benefits and Perquisites

We provide the following additional benefits to our named executive officers generally on the same basis as the benefits provided to all employees: company-paid life insurance premiums and matching contributions to our Associate 401(k) and Stock Ownership Plan (the “401(k) Plan”). In addition, we maintain a Supplemental Employee Retirement Plan (“SERP”) for our vice presidents, including the named executive officers, that provides an additional means for our executives to defer the taxation of their compensation. We make an annual cash contribution to the SERP account of each vice president, which contribution ranges from $3,750 to $10,000 depending on the individual’s management level. During fiscal year 2006, we also provided Dr. Morris with additional compensation of $3,650 per semi-monthly payroll period for the one year period commencing June 1, 2005. The purpose of the additional consideration was to provide Dr. Morris with a one-year housing expense accommodation to allow him to settle into the Southern California area nearer to our Long Beach corporate office. This arrangement terminated in connection with Dr. Morris’ termination of employment effective March 31, 2006. We did not provide any other perquisites or other personal benefits to the named executive officers in fiscal year 2006.

Retirement Plans

We provide retirement plans that are structured to compete with the defined contribution plans offered to all employees by our peer companies.

401(k) Plan.   Our 401(k) Plan qualifies as a 401(k) plan under the U.S. Internal Revenue Code of 1986, as amended. The contributions to the plan are made by us for each of the named executive officers on the same terms as applicable to all other employees. We currently match 50% of the first $10,000 per year that an employee contributes to the 401(k) Plan. A participant becomes vested in the FCG match portion of his or her contribution to the 401(k) after the participant completes five years of service or, if earlier, the participant becomes disabled or dies, or in the case of a termination of the 401(k) Plan. If a participant’s service terminates before he or she is vested, the participant will forfeit the unvested portion of the FCG match and any earnings thereon.

Supplemental Employee Retirement Plan.   Under our SERP, select senior employees of FCG, including the named executive officers, are permitted to defer receipt of up to 50% of their base salary and 100% of their bonus. Executive officers, including our named executive officers, receive company contributions in an amount based on the employee’s level. Company contributions to each of our named executive officers are detailed in the Nonqualified Deferred Compensation Table below. See discussion of the SERP in the section titled Nonqualified Deferred Compensation Plan.

Policies with Respect to Equity Compensation Awards

We evaluate the allocation of equity awards among stock option grants or restricted stock grants under our stock plans. We do not have a policy of granting equity-based awards at other than at the fair market value. The exercise price for stock option grants and similar awards is the closing price per share on NASDAQ on the day preceding the date of grant, in accordance with our existing plan. We plan to base the exercise price for future grants and awards on the closing price per share of NASDAQ on the day of the grant. We grant all other equity incentive awards based on the closing sale price of our stock on the date of grant.

Stock option and restricted stock awards are made under the compensation programs discussed above, with the effective date for such grant occurring the date of the Compensation Committee meeting when such award is made. In order to alleviate issues of “market-timing” an exercise price, we will not make grants of stock options when employee-stockholders are otherwise prohibited from trading in our securities in accordance with our insider trading policies, otherwise known as a “blackout period.”

Restricted stock awards may be made during these periods, unless otherwise deemed inadvisable by counsel.

We do not currently have any official policy with regard to stock ownership by our directors or employees.

Tax Considerations

Within our performance-based compensation program, we aim to compensate management in a manner that is tax effective for us. Section 162(m) of the Code limits income tax deductions of publicly-traded companies to the extent total compensation (including base salary, annual bonus, stock option exercises, and non-qualified benefits) for certain executive officers exceeds $1 million (less the amount of any “excess parachute-payments” as defined in Section 280G of the Internal Revenue Code of 1986) in any one year. Under Section 162(m) the deduction limit does not apply to payments that qualify as “performance-based”. In general, to qualify as “performance-based,” compensation payments must be based solely on the achievement of objective performance goals and made under a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the Compensation Committee must certify that the performance goals were achieved before payments can be made. We do not have any cash payment plans that qualify as “performance-based.” However, our 2006 option grants made under the 1997 Plan should qualify as “performance-based” compensation as the grants were made by the Compensation Committee at exercise prices that were equal to or greater than the fair market value of our common stock on the date of grant.

During fiscal year 2006, none of our named executive officers received total compensation that exceeded the Section 162(m) limit. The Compensation Committee and the full board have approved, subject to shareholder approval, the 2007 Plan (see Proposal 3 in this proxy). If approved, the Compensation Committee anticipates that future bonus payments to our executive officers under the bonus plans will qualify as “performance-based” under Section 162(m) and be tax-deductible.

Summary Compensation Table

The following table shows the compensation awarded, paid to, or earned by, each of our named executive officers for services rendered in all capacities to us and our subsidiaries for the year ended December 29, 2006:

Name and Principal Position	Year	Salary(1)	Bonus		Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Larry R. Ferguson, Chief Executive Officer	2006	$240,403	$15,274	(6)	$0	$277,337	$119,259	$17,095	$669,368
Thomas A. Watford, Chief Operating Officer and Chief Financial Officer	2006	372,500	0		24,763	13,580	83,766	16,269	510,878
Thomas D. Underwood, Senior Vice President of FCG and President of our Global Shared Services Business Unit	2006	372,500	0		21,225	34,202	54,693	16,269	498,889
Joseph M. Casper, Senior Vice President of FCG, President of our Software Products Business Unit and Chief Technical Officer	2006	372,500	15,547	(7)	14,150	4,830	13,037	18,638	438,702
Michael A. Zuercher, Senior Vice President, Corporate Affairs, General Counsel and Corporate Secretary	2006	265,000	0		17,688	22,238	47,674	10,588	363,188
Steven Heck, former interim Chief Executive Officer and President(8)	2006	401,860	0		0	55,321	128,656	19,000	604,837
Mitch Morris, former Executive Vice President(9)	2006	108,000	0		0	24,876	24,969	456,089	613,934
Brenda C. Curiel, former Senior Vice President(10)	2006	287,500	0		0	4,474	59,280	13,394	364,648

(1)             The amounts shown include salary earned but deferred at the election of the executive officer under our 401(k) Plan and our SERP. See discussion of the plans in the section titled Nonqualified Deferred Compensation Plan and in the section titled “Compensation Discussion and Analysis—Retirement Plans”.

(2)             The amounts shown are the amounts of compensation cost recognized by us in fiscal year 2006 related to the grants of restricted stock in fiscal year 2006, as described in Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note A to our 2006 Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 29, 2006; except that, for purposes of the amounts shown, no forfeitures were assumed to take place. The table below shows how much of the overall amount of the compensation cost is attributable to each award.

Named Executive Officer	Grant Date	Number Shares of Stock in Original Grant	2006 Fiscal Year Compensation Cost
Larry R. Ferguson	n/a	0	$0
Thomas A. Watford	8/8/2006	35,000	24,763
Thomas D. Underwood	8/8/2006	30,000	21,225
Joseph M. Casper	8/8/2006	20,000	14,150
Michael A. Zuercher	8/8/2006	25,000	17,688
Steven Heck	8/8/2006	30,000	0
Mitch Morris	n/a	0	0
Brenda C. Curiel	8/8/2006	20,000	0

(3)             The amounts shown are the amounts of compensation cost recognized by us in fiscal year 2006 related to the grants of stock options in fiscal year 2006 and prior fiscal years, as described in Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note A to our 2006 Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 29, 2006; except that, for purposes of the amounts shown, no forfeitures were assumed to take place. The table below shows how much of the overall amount of the compensation cost is attributable to each award.

Named Executive Officer	Grant Date	Exercise Price	Number of Shares of Stock Underlying Options in Original Grant	2006 Fiscal Year Compensation Cost
Larry R. Ferguson	6/26/2006	$9.17	500,000	$277,337
Thomas A. Watford	10/19/2004	4.58	20,000	10,853
	12/13/2002	6.85	8,000	2,468
	2/15/2002	8.51	5,000	259
Thomas D. Underwood	10/19/2004	4.58	30,000	16,280
	9/8/2003	4.83	22,000	9,223
	2/13/2003	5.36	30,000	8,699
Joseph M. Casper	2/16/2004	6.00	10,000	4,743
	2/15/2002	8.51	10,000	87
Michael A. Zuercher	10/19/2004	4.58	20,000	10,853
	2/16/2004	6.00	15,000	7,115
	12/13/2002	6.85	13,000	4,011
	2/15/2002	8.51	5,000	259
Steven Heck	10/19/2004	4.58	60,000	32,561
	12/13/2002	6.85	80,000	22,631
	2/15/2002	8.51	15,000	129
Mitch Morris	10/19/2004	4.58	40,000	17,078
	2/16/2004	6.00	20,000	5,888
	12/13/2002	6.85	24,000	1,867
	2/15/2002	8.51	5,000	43
Brenda C. Curiel	2/16/2004	6.00	5,000	2,371
	1/1/2003	5.76	7,500	2,041
	2/15/2002	8.51	1,200	62

(4)             Amounts shown were earned under the FCG Management Bonus Plan described under “Compensation Discussion and Analysis—Performance-Based Compensation” and the Grants of Plan-Based Awards Table.

(5)             The amounts shown consist of company contributions to our 401(k) Plan and SERP, insurance premiums paid by us and our incremental cost for the provision to the named executive officers of the following other compensation:

Named Executive Officer	401(k) Plan Contributions(a)	SERP Contributions(b)	Insurance Premiums(c)	Housing Allowance		Severance Payment		Total
Larry R. Ferguson	$5,000	$10,000	$2,095	$0		$0		$17,095
Thomas A. Watford	5,000	10,000	1,269	0		0		16,269
Thomas D. Underwood	5,000	10,000	1,269	0		0		16,269
Joseph M. Casper	5,000	10,000	3,638	0		0		18,638
Michael A. Zuercher	5,000	5,000	588	0		0		10,588
Steven Heck	5,000	10,000	4,000	0		0		19,000
Mitch Morris	1,620	0	569	21,900	(d)	432,000	(e)	456,089
Brenda C. Curiel	5,000	7,750	644	0		0		13,394

(a)           We currently match 50% of the first $10,000 per year that an employee contributes to the 401(k) Plan.

(b)            FCG company contribution amount is made annually in the third quarter to all vice presidents employed at least three quarters during the year. Vice presidents employed less than half the year qualify for 50% of the normal contribution. Our contributions in recent history range from $3,750 to $10,000, depending on the level of seniority of the participant.

(c)             We provide life insurance to all employees. The amount of insurance coverage is two times the employee’s base salary for employees below the vice president level, and two times base salary plus $10,000 for all other employees. All life insurance is provided under a group term life insurance plan. The amount of premium that we provided was based on the imputed value of the life insurance greater than $50,000 according to IRS tables.

(d)          On June 1, 2005, we entered into a letter agreement with Mitch Morris that provided Dr. Morris with additional compensation of $3,650 per semi-monthly payroll period for the period commencing June 1, 2005. The purpose of the additional consideration was to provide Dr. Morris with a one-year housing expense accommodation to allow him to settle into the Southern California area nearer to our Long Beach office. This arrangement terminated in connection with Dr. Morris’ termination of employment effective March 31, 2006.

(e)           In connection with his termination, we entered into a separation agreement with Dr. Morris effective March 31, 2006 providing for payments to him of 12 months of his then-current annual salary. In addition to the cash severance, we provided Dr. Morris with our standard executive outplacement assistance package. Amounts in the table above exclude amounts paid to Dr. Morris upon his termination relating to accrued vacation and holiday time ($36,278) and earned first quarter bonuses ($24,969).

(6)             Under Mr. Ferguson’s employment agreement, in the event he did not achieve a bonus of $50,000 in each of the third and fourth quarters of 2006, he was entitled to a guaranteed minimum bonus of $50,000 in each such quarter. The amount shown represents the additional amount paid to Mr. Ferguson to satisfy this guaranteed minimum bonus in the fourth quarter of 2006. See “Compensation Discussion and Analysis—Performance-Based Compensation—Cash-Based Incentives” for additional information on Mr. Ferguson’s bonus program.

(7)             We granted all eligible associates in the Software Products business unit a discretionary bonus in 2006 to adjust for the revenue recognition requirements for software licensing revenue.  As the President of that business unit, Mr. Casper received a discretionary bonus equivalent to what he would have received had he been eligible to participate in the Q1 2006 operating contribution bonus pool.

(8)             Mr. Heck served as our interim Chief Executive Officer from November 3, 2005 to June 26, 2006. He also served as our President throughout that period and continuing until November 12, 2006, when he resigned from FCG.

(9)             Dr. Morris’ employment was terminated with us as Executive Vice President of our Healthcare business unit effective March 31, 2006.

(10)       Ms. Curiel resigned her employment with us as Vice President and General Manager of our Life Sciences business unit effective December 15, 2006.

Prior to December 2000, because we required each of our employees who was hired as or promoted to the position of Vice President to hold shares of our common stock equal to a multiple of their base salary, we made interest-free loans to Messrs. Watford and Casper with a principal amount equal to the purchase price of shares and the exercise price and any Federal and state taxes owed on exercise of options under our stock option plans. These loans were made at the time the shares were purchased by Messrs. Watford and Casper in November 1997 and December 1995, respectively. As of March 29, 2007, the outstanding amounts under such loans were $21,377 for Mr. Watford and $99,280 for Mr. Casper. We incurred no incremental cost in connection with these loans in fiscal year 2006. See “Certain Relationships and Related Person Transactions” in this proxy statement for additional information regarding these loans.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 29, 2006:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold	Target	Maximum	Units(2)	Options(3)	($/Sh)	Awards
Larry R. Ferguson	6/26/06	$6,251	(1)	$347,250
	6/26/06					500,000	$9.17 (4)	$2,176,950	(5)
Thomas A. Watford	12/12/05	3,520	(1)	130,375
	8/8/06				35,000			288,750	(6)
Thomas D. Underwood	12/12/05	3,520	(1)	130,375
	8/8/06				30,000			247,500	(6)
Joseph M. Casper	12/12/05	3,520	(1)	130,375
	8/8/06				20,000			165,000	(6)
Michael A. Zuercher	12/12/05	2,003	(1)	74,200
	8/8/06				25,000			206,250	(6)
Steven Heck	12/12/05	5,625	(1)	208,350
	8/8/06				30,000			247,500	(6)
Mitch Morris	12/12/05	4,666	(1)	172,800
Brenda C. Curiel	12/12/05	2,592	(1)	96,000
	8/8/06				20,000			165,000	(6)

(1)             In 2006, the FCG Management Bonus Program was a cash-based, quarterly performance incentive program. Participants’ bonuses were based on a percentage of their base salary. The maximum potential bonus award in 2006 for each of the named executive officers as a percentage of their base salary was as follows: Mr. Ferguson: 50%; Mr. Watford: 35%; Mr. Underwood: 35%; Mr. Casper: 35%; Mr. Zuercher: 28%; Mr. Heck: 45%; Dr. Morris: 40%; and Ms. Curiel: 32%. These maximum potential bonus amounts are represented in the “Maximum” column. Each participant’s maximum potential bonus awards under the FCG Management Bonus Program consisted of two components: an Operating Contribution Component based on FCG’s operating profit after restructuring charges (constituting 90% of a participant’s potential bonus award) and a business unit DSO Component based on days sales outstanding (DSO) (constituting 10% of a participant’s potential bonus). If a participant’s business unit achieves its target DSO, then 10% of the participant’s maximum bonus award was payable, otherwise, no bonus is paid to that participant for the DSO Component. With respect to the Operating Contribution Component, a bonus pool was funded on a quarterly basis to the extent we achieved greater than 100% of the targeted Operating Contribution for that quarter. In addition, only those participants in business units who achieved their business unit Operating Contribution targets were eligible to participate in the bonus pool. Amounts in the “Threshold” column represent the minimum amounts payable under the bonus plan if our actual Operating Contribution exceeds the target Operating Contribution by $100,000 and 100% of the bonus plan participants are eligible to participate in the bonus pool, resulting in 3% of the Operating Contribution Component being payable to each named executive officer. In addition, Mr. Ferguson was also entitled to an additional bonus, representing 25% of his base salary, if he met certain management by objective goals, which is also included in the “Maximum” column. Mr. Ferguson was also entitled to guaranteed bonus payments of $50,000 for each of the third and fourth quarters if the bonuses payable under the FCG Management Bonus Program and his management by objective goals did not meet such threshold amounts. The guaranteed portion of any bonus payments is reflected in the Summary Compensation Table as Bonus.

(2)             Amounts shown represent restricted shares of our common stock issued under our 1997 Plan that vest 50% on August 8, 2009, 25% on August 8, 2010, and 25% on August 8, 2011.

(3)             Amount shown represents options issued under our 1997 Plan that vest 25% on June 26, 2007 with the remaining options vesting in equal monthly increments thereafter for three years. The options expire on June 26, 2016.

(4)             The exercise price ($9.17), which was based on the closing sale price on the day prior to the date of grant, resulted in the exercise price being higher than the closing price on the date of grant ($9.02).

(5)             The dollar value of the options shown represents the grant date fair value based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under Financial Accounting Standards No. 123R. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model: market price of stock, $9.17; exercise price of option, $9.17; expected stock volatility, 45.75%; risk-free interest rate, 5.02% (based on the 10-year treasury bond rate); expected life, 5.19 years; dividend yield, 0%.

(6)             The dollar value of the stock shown represents the grant date fair value as prescribed under Statement of Financial Accounting Standards No. 123R, based on the closing price of our common stock on the date of grant of $8.25.

Outstanding Equity Awards

The following table sets forth summary information regarding the outstanding equity awards held by each of our named executive officers at December 29, 2006:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Larry R. Ferguson	0	500,000	$9.17	6/26/2016	0	0
Thomas A. Watford	100,000	0	5.01	5/17/2015	35,000	$481,600
	10,833	9,167	4.58	10/19/2014
	8,000	0	6.85	12/13/2012
	5,000	0	8.51	2/15/2012
	15,000	0	6.25	11/1/2010
	14,000	0	7.45	12/15/2007
	12,000	0	4.76	8/22/2007
Thomas D. Underwood	75,000	0	5.01	5/17/2015	30,000	412,800
	16,250	13,750	4.58	10/19/2014
	17,875	4,125	4.83	9/8/2013
	28,750	1,250	5.36	2/13/2013
	18,903	0	0.72	1/1/2011
Joseph M. Casper	7,083	2,917	6.00	2/16/2014	20,000	275,200
	10,000	0	8.51	2/15/2012
	15,000	0	6.25	11/1/2010
	30,000	0	6.00	6/16/2010
	10,000	0	12.00	12/9/2009
Michael A. Zuercher	10,833	9,167	4.58	10/19/2014	25,000	344,000
	10,625	4,375	6.00	2/16/2014
	13,000	0	6.85	12/13/2012
	5,000	0	8.51	2/15/2012
	10,000	0	9.00	3/26/2011
Steven Heck	0	0	n/a	n/a	0	0
Mitch Morris	0	0	n/a	n/a	0	0
Brenda C. Curiel	3,437	0	6.00	3/15/2007	0	0
	7,343	0	5.76	3/15/2007
	1,200	0	8.51	3/15/2007
	936	0	10.00	3/15/2007
	5,000	0	10.38	3/15/2007

(1)             All options listed were granted 10 years prior to the date of such options’ expiration. 25% of the options vest on the first year anniversary of grant and the remaining options vest in equal monthly increments thereafter for three years.

(2)             All restricted stock listed was granted on August 8, 2006. 50% of the shares vest on August 8, 2008 and 25% on August 8, 2009, and 25% on August 8, 2010.

(3)             Represents the closing price of a share of our common stock on December 29, 2006 ($13.76) multiplied by the number of shares or units that have not vested.

Stock Exercises and Vesting

The following table summarizes the option exercises for each of our named executive officers for the fiscal year ended December 29, 2006. None of our named executive officer had any shares of restricted stock vest during the fiscal year ended December 29, 2006.

	Option Awards
Name	Number of Securities Acquired on Exercise	Value Realized on Exercise(1)
Larry Ferguson	0	$0
Thomas A. Watford	0	$0
Thomas D. Underwood	0	$0
Joseph M. Casper	0	$0
Michael A. Zuercher	0	$0
Steven Heck	225,333	$688,773
Mitch Morris	149,082	$474,807
Brenda C. Curiel	0	$0

(1)          Represents the price at which shares acquired upon exercise of the stock options were sold net of the exercise price for acquiring shares.

Nonqualified Deferred Compensation

Under our SERP, vice president or higher level employees, including the named executive officers, are permitted to defer receipt of up to 50% of their base salary and 100% of their bonus. All SERP participants, including our named executive officers, receive company contributions in an amount based on the employee’s level. Company contributions vest over five years as follows: 25% vesting after two years of service, 50% vesting after three years of service, 75% vesting after four years of service and 100% vesting after five years of service. SERP participants become fully vested in the company contributions upon death, total disability or a change in control of FCG. We retain the participants’ deferrals and credit them to a recordkeeping account, set up on each participant’s behalf. The account is credited with the amount of the deferrals and the participant’s company contributions. Those amounts are credited with rates of return which can be positive or negative based on the investment index allocations the participant selects. The accounts are held in an irrevocable trust, commonly called a “rabbi” trust, which enables participants to receive their deferrals and any credited earnings in the event the plan is terminated or in the event of a change of control of FCG. The fiscal year 2006 indexes were:

Name of Index	Portfolio Manager	Rate of Return in 2006
International Value	AllianceBernstein	25.69%
International Small-Cap	Batterymarch	3.11%
Equity Index	BlackRock	15.52%
Small-Cap Index	BlackRock	17.79%
Diversified Research	Capital Guardian	11.97%
Equity	Capital Guardian	8.65%
American Funds Growth-Income	Capital Research	14.77%
American Funds Growth	Capital Research	9.81%
Large-Cap Value	ClearBridge Advisors	17.58%
Technology	Columbia	9.34%
Short Duration Bond	Goldman Sachs	4.27%
Concentrated Growth	Goldman Sachs	10.02%
Diversified Bond	JP Morgan	5.20%

Growth LT	Janus	9.72%
Focused 30	Janus	23.71%
Health Sciences	Jennison	8.11%
Mid-Cap Value	Lazard	14.97%
Large-Cap Growth	Loomis Sayles	(3.82)%
Capital Opportunities	MFS	13.23%
International Large-Cap	MFS	27.00%
Fasciano Small Equity	Neuberger Berman	5.07%
Small-Cap Value	NFJ	19.75%
Multi-Strategy	Oppenheimer	11.68%
Main Street® Core	Oppenheimer	15.18%
Emerging Markets	Oppenheimer	24.40%
Managed Bond	PIMCO	4.81%
Inflation Managed	PIMCO	0.52%
Money Market	Pacific Life	4.69%
High Yield Bond	Pacific Life	9.42%
Comstock	Van Kampen	16.33%
Mid-Cap Growth	Van Kampen	8.93%
Real Estate	Van Kampen	38.06%
VN Small-Cap Value	Vaughan Nelson	18.68%
BlackRock Basic Value V.I. Fund Class III	BlackRock	21.59%
BlackRock Global Allocation V.I. Fund Class III	BlackRock	16.40%
Fidelity® VIP Contrafund® Service Class 2	FMR Co., Inc.	11.43%
Fidelity® VIP Growth Service Class 2	FMR Co., Inc.	6.57%
Fidelity® VIP Mid-Cap Service Class 2	FMR Co., Inc.	12.40%
Fidelity® VIP Value Strategies Service Class 2	FMR Co., Inc.	16.01%
T. Rowe Price Blue Chip Growth Portfolio-II	T. Rowe Price	9.33%
T. Rowe Price Equity Income Portfolio-II	T. Rowe Price	18.65%
Van Eck Worldwide Hard Assets Fund	Van Eck	24.49%

Participants may choose a combination of the above indexes in minimum increments of 10%. The Administrative Committee, consisting of members of our management, monitors the indexes and may change them from time to time.

Participants receive the vested balance in their accounts: (i) in a lump sum or in monthly installments over a period not to exceed 180 months (15 years) upon retirement at age 55 or more and with five years of service with FCG; (ii) in a lump sum or monthly installments over a period not to exceed 60 months (5 years) upon termination with three years of service or attainment of at least age 55, (iii) in a lump sum upon death, or (iv) in a lump sum or monthly installments over a period not to exceed 180 months (15 years) upon disability. In addition, participants may elect to make a pre-scheduled withdrawal of their deferrals and interest before termination of employment. In addition, the plan provides an accelerated distribution option which provides a method to receive 90% of the vested account balance deferred before December 31, 2004 at any time.

The following table sets forth a summary of all nonqualified defined contributions and nonqualified deferred compensation received by each of our named executive officers under our SERP for the fiscal year ending December 29, 2006.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY(1)	Company Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 29, 2006
Larry Ferguson	$31,831	$10,000	$439	$0	$42,270
Thomas A. Watford	25,000	10,000	23,598		251,124
Thomas D. Underwood	18,625	10,000	11,080	0	88,442
Joseph M. Casper	0	10,000	28,422	0	251,654
Michael A. Zuercher	0	5,000	9,738	0	68,582
Steve Heck	48,615	10,000	66,974	5,471	775,748
Mitch Morris	6,480	0	17,376	75,882	172,052
Brenda C. Curiel	0	7,750	4,762	0	35,469

(1)           All of the amounts reflected in this column have been included as “Salary” in the Summary Compensation Table.

(2)           All of the amounts reflected in this column have been included as “All Other Compensation” in the Summary Compensation Table.

(3)           These amounts are not included in the Summary Compensation Table.

Potential Payments Upon Termination or Change-in-Control

We have entered into a Change in Control Agreement with each of the current named executive officers as well as Philip Ockelmann (Vice President, Chief Accounting Officer and Controller) and Jan Blue (Senior Vice President, Human Resources).

Terms and Conditions of Change in Control Agreements

The terms and conditions of each agreement are substantially the same, except as otherwise described below. The agreements provide for a severance payment and benefits to the executive officer in the event of the termination of the executive’s employment by us without “Cause,” or by the executive officer for “Good Reason,” or by reason of the executive’s death or “Disability,” if such termination occurs within the period beginning one month before and ending 13 months after a “Change in Control.” In such event, the executive officer will receive:

•       a severance payment, in a cash lump sum, in the amount of 200% of annual base salary (in the case of Messrs. Ferguson, Underwood and Watford), or 150% of annual base salary (in the case of Ms. Blue and Messrs. Casper, Ockelmann and Zuercher). For this purpose, the executive’s annual base salary will be the greatest annual rate of base salary from FCG or its successor in effect during the period beginning 90 days prior to the “Change in Control” and ending on the executive’s termination of employment;

•       continued health benefits coverage for the executive officer and the executive’s spouse and dependent children, at FCG’s cost, for 24 months (in the case of Messrs. Ferguson, Underwood and Watford), or 18 months (in the case of Ms. Blue and Messrs. Casper, Ockelmann and Zuercher);

•       executive outplacement assistance benefits, at our cost, consistent with the benefits historically provided by FCG lasting for six months; and

•       a pro-rated target bonus, in a cash lump sum, based on the executive’s target bonus in effect immediately prior to the “Change in Control” (or, if earlier, immediately prior to the executive’s termination of employment), and the portion of the applicable bonus period that precedes the “Change in Control.”

The agreement provides that the payments and executive outplacement assistance benefits to be made will be reduced to the extent necessary to prevent the payments and benefits to be made under the agreement (or other agreements and plans) from being “parachute payments” under Section 280G of the Internal Revenue Code.

The agreement generally defines a “Change in Control” to mean a dissolution, liquidation or sale of all or substantially all of FCG’s assets, a merger or consolidation in which FCG is not the surviving corporation, or a reverse merger in which FCG is the surviving corporation but the shares of FCG’s common stock are converted into securities, cash or other property, or a change in FCG’s directors resulting in the incumbent directors ceasing to constitute at least 50% of FCG’s board of directors. A merger or consolidation, or a reverse merger or consolidation, generally will not be a “Change in Control” unless FCG’s stockholders cease to own securities representing, either directly or indirectly, at least 50% of the combined voting power of FCG or its successor. For purposes of the definition of “Change in Control,” an incumbent director is a director who is a member of the FCG board of directors on the date of the agreement, or whose election or nomination for election is approved by a vote of at least 50% of the incumbent directors.

The agreement generally defines “Cause” to mean the executive’s willful theft or embezzlement of funds of FCG, the executive’s conviction of a felony or other criminal conviction for fraud, embezzlement, or other act of moral turpitude, the executive’s willful violation of any law or regulation applicable to FCG’s business, including any federal or state securities laws, or the executive’s willful and continued failure to perform substantially the executive’s duties and responsibilities with FCG consistent with the lawful directions of FCG. Also, the agreement generally defines “Good Reason” to mean a reduction in the executive’s annual rate of base salary, or target cash bonus, the failure of FCG to make the executive officer eligible for any long term incentive compensation plan in which similarly situated executives are eligible, the failure of FCG to provide the executive officer with a package of welfare benefits that, taken as a whole, provide substantially similar benefits, a substantial diminution in the executive’s responsibilities or authority, or a request that the executive officer relocate the executive’s principal worksite more than 35 miles, in each case as determined in effect immediately prior to the “Change in Control” (or, if earlier, immediately prior to the executive’s termination of employment). The executive officer must terminate employment for “Good Reason” not later than 30 days after the calendar year in which the “Good Reason” event occurs in order to receive the severance payment and benefits. The agreement generally defines “Disability” to mean the executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for at least 12 months, or the executive’s receipt of income replacement benefits for at least three months under a FCG plan by reason of such an impairment.

The payments and benefits to be made to the executive officer under the agreements (other than the pro-rated target bonus) are conditioned on the executive’s general release of claims against FCG and its affiliates. The general release will not apply to the executive’s rights under the agreement or as a stockholder, or under any stock option or other stock award from FCG or any FCG employee benefit plan.

The agreements terminate five years after its effective date if no “Change in Control” occurs. For Mr. Ferguson, the termination date of his agreement is June 26, 2011. For Messrs. Watford, Underwood, Ockelmann and Zuercher, the termination date is June 27, 2010. For Ms. Blue and Mr. Casper, the termination date is July 28, 2011.

Employment Agreement

In June 2006, in connection with his hiring as our new chief executive officer, we entered into an employee agreement with Mr. Ferguson which provides him with a lump sum cash severance payment equal to 100% of his then-current base salary in the event we terminate Mr. Ferguson’s employment, other than for “Cause”. Mr. Ferguson’s current base salary is $463,000 per year. Payment of any severance amounts would be contingent upon Mr. Ferguson executing a customary release of claims in favor of us.

“Cause” is defined as: (i) his willful theft or embezzlement of funds of FCG; (ii) his conviction of a felony, or any other criminal conviction for fraud, embezzlement, or other act of moral turpitude; (iii) his willful violation of any law or regulation applicable to FCG’s business, including any federal or state securities laws; or (iv) his willful and continued failure to perform substantially his duties and responsibilities with FCG (other than any such failure resulting from personal leave or incapacity due to injury, accident, illness, or physical or mental incapacity) consistent with lawful directions of FCG after he has received a written demand for substantial performance from the Board of Directors of FCG (the “Board”) that specifically identifies the manner in which the Board believes in good faith that has not substantially performed his duties and responsibilities. Notwithstanding the foregoing, the conduct specified in subsections (i) through (iv) shall not constitute or be deemed to constitute “Cause” if it is of such a nature that substantially all detriment otherwise resulting to FCG from it can be cured or eliminated by appropriate action, and Mr. Ferguson causes such action to be taken within ten (10) business days following receipt of notice from FCG that it desires to terminate his employment for “Cause.” For purposes of this definition, no act on his part shall be considered “willful” unless it is done by Mr. Ferguson in bad faith or without reasonable belief that his action was in the best interests of FCG. Any act based upon authority given pursuant to the charter documents of FCG or a resolution duly adopted by the Board or based upon the advice of counsel for FCG shall be conclusively deemed to be done by Mr. Ferguson in good faith and in the best interests of FCG.

Equity Incentive Plan

Stock options, restricted stock awards and other awards held by our named executive officers that are outstanding and unvested under the 1997 Plan shall be immediately vested if there is a “Change in Control” (as described below) of FCG and either (a) the surviving entity assumes or substitutes such options and awards and the executive has a “Voluntary Termination with Good Reason” (as described below) or an “Involuntary Termination without Cause” (as described below) or (b) the surviving entity does not assume or substitute such options or awards.

“Change in Control” is defined as (i) a dissolution, liquidation, or sale of all or substantially all of our assets; (ii) a merger or consolidation in which we are not the surviving corporation; (iii) a reverse merger in which we are the surviving corporation but shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (iv) a change in the composition of at least 50% of our Board of Directors.

“Voluntary Termination with Good Reason” is defined as (i) the executive’s resignation, with good reason, as our employee, director or consultant within one month prior to the Change in Control or (ii) the executive’s resignation, with good reason, as an employee, director or consultant of the surviving or acquiring corporation which assumed the executive’s option or award or substituted a similar option of award for the executive’s option or award within 13 months after a Change in Control.

“Good Reason” is defined as: (i) reduction of the executive’s rate of compensation as in effect immediately prior to the Change in Control; (ii) failure to provide a package of welfare benefit plans which, taken as a whole, provide substantially similar benefits to those in which the executive was entitled to participate immediately prior to the Change in Control (except that employee contributions may be raised to the extent of any cost increases imposed by third parties); (iii) a change in the executive’s responsibilities, authority, title or office resulting in diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by FCG promptly after notice thereof is given by the executive; (iv) a request that the executive relocate to a worksite that is more than 35 miles from the executive’s prior worksite, unless the executive accepts such relocation opportunity; (v) failure or refusal of a successor to FCG to assume FCG’s obligations under the executive’s option agreement; or (vi) material breach by FCG or its successor of any of the material provisions of the executive’s option or award agreement.

“Involuntary Termination without Cause” is defined as (i) the involuntary termination, without cause, of the executive’s continuous status as our employee, director or consultant within one month prior to a Change in Control or (ii) the involuntary termination, without cause, of the executive’s continuous status as an employee, director or consultant of the surviving or acquiring corporation which assumed the executive’s option or award or substituted a similar option or award for the executive’s option or award within 13 months after a Change in Control.

“Cause” is defined as: (i) the executive’s theft, dishonesty, or falsification of documents or records; (ii) the executive’s improper use or disclosure of FCG’s confidential or proprietary information; (iii) any action by the executive which has a detrimental effect on our reputation or business; (iv) the executive’s failure or inability to perform any reasonable assigned duties after written notice from FCG of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach by the executive of any employment or service agreement between the executive and us which breach is not cured pursuant to the terms of such agreement; or (vi) the executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the executive’s ability to perform his or her duties with us.

Estimated Benefits Payable

In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to the named executive officers (other than Messrs. Heck, Morris and Curiel) under their agreements and our 1997 Equity Incentive Plan and also, in the case of Mr. Ferguson, incremental benefits under our SERP, assuming that a change of control and qualifying termination of employment occurred on December 29, 2006, the last business day of fiscal year 2006 and, in the case of Mr. Ferguson, also assuming that a termination of employment without cause (and not within the change of control protective period) or a change of control, total disability or death occurred on December 29, 2006, the last business day of fiscal year 2006. Excluded are benefits previously accrued under our SERP. For information on such accrued benefits, see the Nonqualified Deferred Compensation Table in this proxy statement. Also excluded are benefits provided to all employees, such as accrued vacation, and benefits provided by third parties under our life and other insurance policies. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a change of control, the named executive officers will receive the amounts reflected below. As to Mr. Heck, Dr. Morris and Ms. Curiel, the table presents the actual benefits paid to Mr. Heck, Dr. Morris and Ms. Curiel with respect to their employment termination that occurred effective November 11, 2006, March 31, 2006 and December 15, 2006, respectively. Both Mr. Heck and Ms. Curiel resigned their positions to pursue other interests, and therefore did not receive severance benefits upon their termination of employment with us. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a termination of employment that the named executive will receive the amounts reflected below and any amounts payable would be in accordance with the terms of the agreement described above.

Name	Trigger	Cash Severance(1)	Health Benefits(2)	Outplacement Benefits(3)	Value of Option Acceleration(4)	Value of Restricted Stock Acceleration(5)	Incremental Value under SERP(6)	Total Value(7)
Larry Ferguson	Change of Control Termination	$919,898	$25,157	$6,000	$631,765	$0	$10,000	$1,592,820
	Termination without Cause	463,000	0	0	0	0	0	463,000
	Change of Control, Death or Total Disability	0	0	0	0	0	10,000	10,000
Thomas A. Watford	Change of Control Termination	560,314	24,687	6,000	12,368	252,936	0	856,305
Thomas D. Underwood	Change of Control Termination	515,251	35,713	6,000	19,837	216,803	0	793,604
Joseph M. Casper	Change of Control Termination	591,344	13,977	6,000	2,236	144,535	0	758,092
Michael A. Zuercher	Change of Control Termination	447,450	26,480	6,000	15,722	180,669	0	676,321
Steve Heck	Actual Termination 11/12/2006(8)	0	0	0	0	0	0	0
Mitch Morris	Actual Termination 3/31/2006(9)	432,000	0	6,000	0	0	0	438,000
Brenda C. Curiel	Actual Termination 12/15/2006(10)	0	0	0	0	0	0	0

          (1) Represents the dollar value of a severance payment, in a cash lump sum, in the amount of 200% of annual base salary (in the case of Messrs. Ferguson, Underwood and Watford), or 150% of annual base salary (in the case of Messrs. Casper and Zuercher). Estimated cash severance payments to Messrs. Ferguson, Watford and Underwood have been reduced to the extent necessary to prevent the payments and benefits to be made under their change in control agreements (or other agreements and plans) from being “parachute payments” under Section 280G of the Internal Revenue Code.

          (2) Represents continued health benefits coverage for the executive officer and the executive’s spouse and dependent children, at FCG’s cost, for 24 months (in the case of Messrs. Ferguson, Underwood and Watford), or 18 months (in the case of Messrs. Casper and Zuercher).

          (3) Represents executive outplacement assistance benefits, at FCG’s cost, consistent with the benefits historically provided by FCG lasting for six months.

          (4) Represents the aggregate value of the acceleration of vesting of the executive’s unvested stock options, based on the spread between the closing price of our common stock ($13.76) on the NASDAQ on December 29, 2006 and the stock options’ exercise prices.

          (5) Represents the aggregate present value of the acceleration of vesting of the executive’s unvested restricted stock, based on the closing price of our common stock ($13.76) on the NASDAQ on December 29, 2006.

          (6) Represents the incremental value received as a result of the acceleration of vesting of company contributions under our SERP upon death, total disability or a change in control. All of the named executive officers, other than Mr. Ferguson, were fully vested in such company contributions prior to December 29, 2006. See the Nonqualified Deferred Compensation Table for additional information on our SERP.

          (7) Excludes the value to the executive of the continued right to indemnification by us. Executives will be indemnified by us and will receive continued coverage under our directors’ and officers’ liability insurance (if applicable).

          (8) Mr. Heck served as our interim Chief Executive Officer from November 3, 2005 to June 26, 2006. He also served as our President throughout that period and continuing until November 12, 2006, when he resigned from FCG. Amounts in the table above exclude amounts paid to Mr. Heck upon his termination relating to accrued vacation and holiday time ($27,423).

          (9) In connection with his termination, we entered into a separation agreement with Dr. Morris effective March 31, 2006 providing for payments to him of 12 months of his then-current annual salary. In addition to the cash severance, we provided Dr. Morris with our standard executive outplacement assistance package. Amounts in the table above exclude amounts paid to Dr. Morris upon his termination relating to accrued vacation and holiday time ($36,278) and earned first quarter bonuses ($24,969).

    (10) Ms. Curiel resigned her employment with us as Vice President and General Manager of our Life Sciences business unit effective December 15, 2006. Amounts in the table above exclude amounts paid to Ms. Curiel upon her termination relating to accrued vacation and holiday time ($20,858).

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 29, 2006 with respect to shares of our common stock that may be issued under our existing equity compensation plans. The table does not include information regarding shares of our common stock subject to outstanding options granted under equity compensation plans or option agreements that were assumed by us in connection with our acquisition of Paragon Solutions, Inc. (“Paragon”) and Integrated Systems Consulting Group, Inc. (“ISCG”). However, Footnote (3) and Footnote (4) to the table set forth the total number of shares of our common stock issuable upon the exercise of those assumed options as of December 29, 2006, and the weighted average exercise price of those options. No additional options may be granted under the equity compensation plans assumed in connection with our acquisition of Paragon or ISCG. In the event Proposal 3 is approved, all Existing Plans will be terminated as to future awards.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders(1)	2,536,128	$7.69	908,905
Equity compensation plans not approved by security holders(2)	307,217	$7.47	999,941
Associate Stock Purchase Plan approved by security holders(3)	N/A	N/A	697,720
Total(4)(5)(6)	2,843,345	$7.67	2,606,566

(1)          Includes the 1997 Equity Incentive Plan and the 1997 Non-Employee Directors’ Stock Option Plan, but not the FCG 2007 Equity Incentive Plan proposed to be approved as described in Proposal 3.

(2)          Includes the 1999 Non-Officer Equity Incentive Plan and the Doghouse Enterprises, Inc. 2000 Equity Incentive Plan described below.

(3)          Effective January 1, 2006, the Compensation Committee of the Board has suspended the offer of shares for sale under this plan.

(4)          The table does not include information with respect to equity compensation plans or option agreements that were assumed by us in connection with our acquisition of FCG Software Services, Inc. (formerly known as Paragon Solutions, Inc.). Upon the completion of such acquisition, we assumed the Paragon Solutions, Inc. Incentive Stock Plan and the Paragon Solutions, Inc. Non-Employee Directors’ Stock Option Plan. As of December 29, 2006 a total of 20,729 shares of our common stock were issuable upon exercise of outstanding options under those assumed plans, and the weighted average exercise price of the outstanding options under those plans was $1.42 per share. No additional options may be granted under either of these assumed plans.

(5)          The table does not include information with respect to the equity compensation plan that we assumed in connection with our acquisition of ISCG. Upon the completion of such acquisition, we assumed the Integrated Systems Consulting Group, Inc. Amended and Restated Stock Option Plan. As of December 29, 2006 a total of 51,886 shares of our common stock were issuable upon exercise of outstanding options under such assumed plan, and the weighted average exercise price of the outstanding options under such plan was $13.56 per share. No additional options may be granted under the Integrated Systems Consulting Group, Inc. Amended and Restated Stock Option Plan.

(6)          On March 30, 2007, there were 2,640,761 options outstanding under all of our equity compensation plans, which had a weighted average exercise price of $7.79, and average term to expiration of 5.67 years. In addition, on March 30, 2007, there were 339,200 full value awards outstanding under those plans.

The material features of our non-stockholder approved equity incentive plans are outlined below. All of our equity compensation plans, whether approved by our security holders or not, have been previously filed in our filings with the Securities and Exchange Commission.

NON-STOCKHOLDER APPROVED EQUITY COMPENSATION PLANS

1999 Non-Officer Equity Incentive Plan (the “1999 Plan”)   We adopted our 1999 Plan in August 1999, authorizing issuance of up to 1,000,000 shares of our common stock pursuant to stock awards granted under the plan. As of December 29, 2006, options to purchase 273,672 shares of common stock at a weighted average exercise price of $7.16 per share were outstanding, and 481,837 shares remained available for future grant. Shares of stock reserved for stock awards granted under the 1999 Plan that expire or otherwise terminate without being exercised become available for reissuance under the 1999 Plan.

The 1999 Plan provides for granting of nonstatutory stock options, stock bonuses, rights to purchase restricted stock and stock appreciation rights to employees and consultants who are not our officers or members of the Board of Directors or our affiliates. Currently, we intend to grant only stock options under the 1999 Plan. Options that have been granted under the 1999 Plan (i) have an exercise price of 100% of the fair market value of the stock on the date of grant, (ii) vest over a period of five years, with 20% vesting one year following the date of grant and 1/60th of the original amount vesting each month thereafter (or, after June 2000, a period of four years, with 25% vesting one year following the date of grant and 1/48th of the original amount vesting each month thereafter), and (iii) expire on the earlier of ten years from the date of grant or 3 months after termination of an optionee’s services as an employee or consultant (12 months in the event of disability and 18 months in the event of death of the optionee).

The 1999 Plan provides that, in the event of a change of control of FCG (as defined in the 1999 Plan), the surviving or acquiring corporation may assume options outstanding under the 1999 Plan or substitute similar options. If the surviving or acquiring corporation assumes the options or substitutes similar options, and the option holder either voluntarily terminates his or her services as an employee or consultant with good reason or is involuntarily terminated without cause (as each is defined in the 1999 Plan) within one month before, or 13 months after, the change in control, then the vesting of those assumed or substituted stock options will accelerate. If the surviving or acquiring corporation refuses to assume such options or to substitute similar stock options, then the vesting of the options will accelerate upon the change in control.

In addition, if the change in control is due to a 50% change in the incumbent Board of Directors (which incumbent directors include any subsequent director approved by at least 50% of the incumbent Board), then the vesting of stock options held by persons then performing services as employees or consultants will be accelerated at the time of the change in control.

Doghouse Enterprises, Inc. 2000 Equity Incentive Plan (the “DH Plan”)   In May 2000, the Board of Doghouse Enterprises, Inc. (“Doghouse”), formerly a 94% owned subsidiary of ours, adopted the DH Plan and authorized the issuance of up to 7,500,000 shares. Stock awards issued under the DH Plan vest over four years from the date of grant. Under the DH Plan, employees were granted 4,707,018 options to purchase common stock at an exercise price equal to the appraised value ($0.78 per share) of Doghouse common stock on the date of grant in the year ended December 31, 2000. On July 1, 2001, Doghouse distributed all of its assets and assigned all of its employees to us. In connection with this transaction, we assumed the DH Plan and all options granted or available for grant under that plan at an exchange rate of 0.078, or 78 shares of our common stock for each 1,000 shares available for issuance under the DH Plan.

The exchange rate was based on a three-day trading average of our common stock following our public announcement of our first fiscal quarter financial results and a per share value for Doghouse as negotiated between us and the former minority stockholder of Doghouse. The total number of shares of our common stock available for issuance under the DH Plan is 585,000, of which 33,545 were subject to outstanding options as of December 29, 2006. The weighted average exercise price for the outstanding options is $10.00 per share, and 518,104 shares remained available for future grant. Shares of stock reserved for stock awards granted under the DH Plan that expire or otherwise terminate without being exercised become available for reissuance under the plan.

The DH Plan provides for granting incentive stock options, nonstatutory stock options, stock bonuses and rights to purchase restricted stock to employees, directors and our consultants or affiliates. We have granted only stock options under the DH Plan. Options that have been granted under the DH Plan (i) have an exercise price of 100% of the fair market value of the stock on the date of grant, (ii) vest over a period of four years, with 25% vesting one year following the date of grant and 1/48th of the original amount vesting each month thereafter, and (iii) expire on the earlier of ten years from the date of grant or 3 months after termination of an optionee’s services as an employee or consultant (12 months in the event of disability and 18 months in the event of death of the optionee).

The DH Plan provides that, in the event of a change of control of FCG (as defined in the DH Plan), the surviving or acquiring corporation may assume options outstanding under the DH Plan or substitute similar options. If the surviving or acquiring corporation assumes the options or substitutes similar options, and the option holder either voluntarily terminates his or her services as an employee or consultant with good reason or is involuntarily terminated without cause (as each is defined in the DH Plan) within one month before, or 13 months after, the change in control, then the vesting of those assumed or substituted stock options will accelerate. If the surviving or acquiring corporation refuses to assume such options or to substitute similar stock options, then the vesting of the options will accelerate upon the change in control.

In addition, if the change in control is due to a 50% change in the incumbent Board of Directors (which incumbent directors include any subsequent director approved by at least 50% of the incumbent Board), then the vesting of stock options held by persons then performing services as employees or consultants will be accelerated at the time of the change in control.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for determining the type and level of compensation for FCG’s directors and officers, and administering FCG’s equity incentive plans. The Compensation Committee is also responsible for reviewing the performance of executive officers.

As of December 29, 2006, the Compensation Committee was comprised of three members of the Board of Directors: Robert G. Funari (Chairman), Michael P. Downey and Ronald V. Aprahamian. None of the members of the Compensation Committee has served as an employee of FCG or its subsidiaries.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on that review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our 2006 Annual Report on Form 10-K and in this proxy statement for the 2007 Annual Meeting of Stockholders.

THE COMPENSATION COMMITTEE
Robert G. Funari, Chairman
Michael P. Downey
Ronald V. Aprahamian

The information contained in the above report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into any such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of three directors: Mr. Funari, who serves as Chairman, and Messrs. Aprahamian and Downey. During fiscal year 2006, our former director, Dr. Jack O. Vance, Ph.D., also served on the Compensation Committee until the date of his retirement from our Board on June 1, 2006. Messrs. Downey and Funari served continuously on the committee during fiscal year 2006. Mr. Aprahamian has served on the committee since April 25, 2006, when he was first elected to our Board and appointed to the Compensation Committee. There are no compensation committee interlocks between any of our executive officers and any entity whose directors or executive officers serve on our Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The charter of the Audit Committee requires that it review all related party transactions on an ongoing basis and that all such transactions be approved by the Audit Committee. In connection with this requirement, all related party transactions (transactions involving our directors and executive officers or their immediate family members) are disclosed to our Audit Committee and our Board of Directors at least annually. To the extent such transactions are ongoing business relationships, the transactions are disclosed and, as applicable, reviewed annually. The Audit Committee intends to approve only those related party transactions that are in the best interests of FCG and our stockholders.

There have not been any transactions or series of related transactions to which we were or are a party, involving an amount in excess of $120,000, during our 2006 fiscal year and in which any director, executive officer, holder of more than five percent (5%) of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below.

Restricted Stock Agreement Loan

Until December 2000, we required each employee who was hired as or promoted to the position of Vice President to hold shares of our common stock equal to a multiple of their base salary. In connection with the sale of stock to our officers, we made interest-free loans equal to (i) the purchase price of shares and (ii) the exercise price and any Federal and state taxes owed on exercise of options under our stock option plans. The loans were made pursuant to a non-interest bearing promissory note secured by the shares of stock held by the officer. In the event of any nonpayment, we have recourse against the officer’s personal assets. We hold the shares of stock purchased with the proceeds of the loan as collateral against the associated loan. After December 2000, this stock purchase requirement was discontinued, and we no longer have any stock ownership requirements for any of our officers or directors.

Thomas A. Watford, our Chief Operating Officer and Chief Financial Officer, has an outstanding loan with us that originated under the plan in November 1997. During the 2006 fiscal year, the largest aggregate amount of indebtedness of Mr. Watford under such loan was $52,900 and Mr. Watford repaid $30,425 of principal on the loan. As of March 29, 2007, the outstanding amount under such loan was $21,377.

Joseph M. Casper, our Senior Vice President and President of our Software Products business unit, has an outstanding loan with us that originated under the plan in December 1995. During the 2006 fiscal year, the largest aggregate amount of indebtedness of Mr. Casper under such loan was $160,739 and Mr. Casper repaid $60,361 of principal on the loan. As of March 29, 2007, the outstanding amount under such loan was $99,280.

Family Relationships

During the 2006 fiscal year, we employed one individual with a familial relationship to Fatima J. Reep, a member of our Board of Directors prior to February 7, 2007. Ms. Reep’s brother-in-law (Thomas A. Reep) was one of our co-founders and our Vice President, Finance and Investor Relations, and received fiscal year 2006 compensation in the amount of $302,688.35, which amount included a contribution to our SERP, a 401(k) Plan matching contribution and life insurance premiums for a company-owned policy. His total compensation for 2006, including the two plan contributions and life insurance premiums, was commensurate with other vice-president level employees within our company. Thomas Reep retired from FCG in January 2007.

We believe that the foregoing transactions were in our best interest. Neither of the Restricted Stock Agreement loans described above were approved by our Audit Committee because we were not a public company at the time such loans were made and as a result, we did not have an Audit Committee. All transactions between us, Fatima Reep and Thomas Reep were approved by our Audit Committee and our Board. As a matter of policy, all future transactions between us and any of our officers, directors or principal stockholders will be approved by the Board of Directors, or a Committee of the Board, and, if necessary, a majority of the independent and disinterested members of our Board of Directors. We expect such transactions to be on terms no less favorable to us than could be obtained from unaffiliated third parties, and will be in connection with our bona fide business purposes.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee currently consists of three directors: Mr. Downey, who serves as Chairman, and Messrs. Aprahamian and Bergeron. During fiscal year 2006, our former director, Dr. Jack O. Vance, also served on the Audit Committee until the date of his retirement from our Board on June 1, 2006. Messrs. Downey and Bergeron served continuously on the committee during fiscal year 2006. Mr. Aprahamian has served on the committee since April 25, 2006, when he was first elected to our Board and appointed to the Audit Committee. Each member of our Audit Committee is “independent” under the current Nasdaq listing standards and SEC rules regarding audit committee membership. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors in February 2004.

The primary role of the Audit Committee is to monitor FCG’s financial reporting processes and assist the Board in fulfilling its responsibilities to oversee such processes. FCG’s management has the primary responsibility for the company’s financial statements as well as the company’s financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of the company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to FCG is compatible with maintaining the auditor’s independence.

In this context, the Audit Committee has reviewed and discussed the company’s audited financial statements as of and for the year ended December 29, 2006 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditors Standards), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from FCG and the company’s management.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in FCG’s Annual Report on Form 10-K for the year ended December 29, 2006, for filing with the Securities and Exchange Commission.

Michael P. Downey, Chairman
Ronald V. Aprahamian
Douglas G. Bergeron

The above report of the Audit Committee will not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the persons voting such proxies.

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2008 Annual Meeting of Stockholders, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is January 1, 2008. Any such stockholders proposals must comply with the requirements of Rule 14a-8. Stockholders who wish to make a stockholder proposal or a nomination for director that is not included in the proxy statement and form of proxy must deliver or mail notice of such nomination or proposal to our principal executive offices. Such notice must be received at our principal executive offices between March 9, 2008 and April 8, 2008. Notice of any such nomination or proposal must comply with our Bylaws. If we make a public announcement of the date of our 2008 Annual Meeting of Stockholders fewer than seventy days prior to the date of such annual meeting, nominations for director and stockholder proposals that will be brought before the meeting, but will not be included in the proxy statement and proxy, must be delivered or received no later than the close of business on the tenth day following the day on which we first make such public announcement.

Stockholder Recommendations for Nominations to the Board of Directors

The Nominating and Governance Committee will consider candidates for director recommended by any stockholder that is the beneficial owner of shares representing more than one percent of our then-outstanding shares of common stock and that has beneficially owned those shares for at least one year. The Committee will evaluate such recommendations applying its regular nominee criteria and considering the additional information set forth below. Eligible stockholders wishing to recommend a candidate for nomination as a director are to send the recommendation in writing to the Chairperson of the Nominating and Governance Committee, c/o Corporate Secretary, First Consulting Group, Inc., 111 W. Ocean Blvd, 4th Floor, Long Beach, California 90802. A stockholder recommendation must contain the following information:

•       documentation supporting that the writer is our stockholder and has been a beneficial owner of shares representing more than one percent of our then-outstanding shares of common stock for at least one year and a statement that the writer is recommending a candidate for nomination as a director;

•       a resume of the candidate’s business experience and educational background that also includes the candidate’s name, business and residence addresses, and principal occupation or employment and an explanation of how the candidate’s background and qualifications are directly relevant to our business;

•       the number of shares of our common stock beneficially owned by the candidate;

•       a statement detailing any relationship, arrangement or understanding, formal or informal, between or among the candidate, any affiliate of the candidate, and any client, vendor or competitor of us, or any other relationship, arrangement or understanding that might affect the independence of the candidate as a member of the Board;

•       detailed information describing any relationship, arrangement or understanding, formal or informal, between or among the proposing stockholder, the candidate, and any affiliate of the proposing stockholder or the candidate;

•       any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director; and

•       a signed consent of the candidate to serve as a director, if nominated and elected.

In connection with its evaluation, the Nominating and Governance Committee may request additional information from the candidate or the recommending stockholder and may request an interview with the candidate. The Committee has discretion to decide which individuals to recommend for nomination as directors.

Any stockholder that desires to recommend a candidate for consideration by the Nominating and Governance Committee for election at our 2008 Annual Meeting of Stockholders must to do so no later than January 1, 2008, the date that proposals meeting the requirements of Rule 14a-8 promulgated under the Exchange Act are due. See “Stockholder Proposals” on page 60 of this proxy statement.

By Order of the Board of Directors

Michael A. Zuercher
Senior Vice President, General Counsel and Secretary
Long Beach, California
April 30, 2007

A copy of our Annual Report to Stockholders for the 2006 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Our Annual Report to Stockholders is not incorporated into this proxy statement and is not considered proxy solicitation material. A copy of our Annual Report on Form 10-K for the fiscal year ended December 29, 2006 will be made promptly available without charge upon request to: Corporate Secretary, First Consulting Group, Inc., 111 West Ocean Blvd., 4th Floor, Long Beach, California 90802, Telephone number: (562) 624-5200.

In addition, the Securities and Exchange Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically. We also maintain a website located at http://www.fcg.com, and electronic copies of our periodic and current reports are available, free of charge, under the “Investors” link on our website as soon as practicable after such material is filed with, or furnished to, the Securities and Exchange Commission. We are not incorporating any information from our website into this proxy statement and no information contained on our website is considered proxy solicitation material.

APPENDIX A

PROPOSED AMENDMENTS TO

THE CERTIFICATE OF INCORPORATION

OF

FIRST CONSULTING GROUP, INC.

(a)   Sub-section (A)3 of Article V of the Certificate of Incorporation is hereby deleted in its entirety and shall be replaced with the following:

3.      Subject to the rights of the holders of any Series of Preferred Stock to elect additional directors under specified circumstances, at each annual meeting of stockholders of the Corporation commencing at the annual meeting of stockholders held in 2008, all directors shall be elected for a one (1) year term expiring at the next succeeding annual meeting of stockholders, by such stockholders having the right to vote on such election. The term of each director serving as of and immediately following the date of the 2007 annual meeting of stockholders shall expire at the next annual meeting of stockholders after such date, notwithstanding that such director may have been elected for a term that extended beyond the date of such annual meeting of stockholders. Each director shall serve until the director’s term expires in accordance with the foregoing provisions or until the director’s prior death, resignation, disqualification or removal from office; provided that each director shall serve notwithstanding the expiration of the director’s term until the director’s successor shall be duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(b)   Sub-section (A)4 of Article V of the Certificate of Incorporation shall be deleted in its entirety, and current sub-section (A)5 of Article V of the Certificate of Incorporation shall be renumbered accordingly.

A-1

Appendix B

FIRST CONSULTING GROUP, INC.

2007 EQUITY INCENTIVE PLAN

First Consulting Group, Inc., a Delaware corporation (the “Company”), by resolution of its Board of Directors, hereby adopts the First Consulting Group, Inc. 2007 Equity Incentive Plan (the “Plan”). The Plan will become effective upon the approval of the Company’s stockholders (the “Effective Date”).

The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of the members of the Board, Employees, and Consultants to those of the Company’s stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE I.

DEFINITIONS

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

1.1.       “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article X. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 10.5, the term “Administrator” shall refer to such person(s) unless the Committee has revoked such delegation.

1.2.       “Award” shall mean an Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award, a Dividend Equivalents Award, a Deferred Stock Award, a Stock Payment Award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

1.3.       “Award Agreement” shall mean a written agreement executed by an authorized officer of the Company and the Holder which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.

1.4.       “Award Limit” shall mean 750,000 shares of Common Stock, subject to adjustment pursuant to Section 11.3; provided, however, that each share of Common Stock subject to an Award shall be counted as one share against the Award Limit. Solely with respect to Performance Awards granted pursuant to Section 8.2(b) and payable solely in cash, “Award Limit” shall mean $750,000.

1.5.       “Board” shall mean the Board of Directors of the Company.

1.6.       “Change in Control” shall mean any of the following transactions or events occurring on or after the Effective Date:

(a)        a dissolution, liquidation, or sale of all or substantially all of the assets of the Company,

(b)        a merger or consolidation in which the Company is not the surviving corporation;

(c)        a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or

(d)        the individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least 50% of the Board, provided, however, that if the election, or nomination for election, by the Company’s stockholders of any new director was approved by a vote of at least 50% of the Incumbent Board, such new Director shall, for purposes of this definition, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing, a merger, consolidation or reverse merger described in subsection (b) or (c) shall not be a “Change in Control,” if such merger, consolidation or reverse merger results in the Common Stock outstanding immediately before the merger, consolidation or reverse merger continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the merger, consolidation or reverse merger, controls, directly or indirectly, the Company or otherwise succeeds to the business of the Company (the Company or such other person, hereinafter referred to as the “Successor Entity”)), directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the merger, consolidation or reverse merger.

1.7.       “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.8.       “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 10.1.

1.9.       “Common Stock” shall mean the common stock of the Company, par value $0.001 per share.

1.10.    “Company” shall mean First Consulting Group, Inc., a Delaware corporation.

1.11.    “Consultant” shall mean any consultant or adviser if: (a) the consultant or adviser is a natural person, (b) the consultant or adviser renders bona fide services to the Company or any Subsidiary; and (c) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

1.12.    “Covered Employee” shall mean any Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

1.13.    “Deferred Stock” shall mean a right to receive Common Stock awarded under Section 8.5 of the Plan.

1.14.    “Director” shall mean a member of the Board.

1.15.    “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Section 8.3 of the Plan.

1.16.    “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

1.17.    “Effective Date” shall mean the date the Plan is approved by the Company’s stockholders.

1.18.    “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any Subsidiary.

1.19.    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

1.20.    “Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows:

(a)        If the Common Stock is listed on any established stock exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market) or any national market system, including without limitation any market system of The NASDAQ Stock Market, the value of a share of Common Stock shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date, or if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)        If the Common Stock is regularly quoted by a recognized securities dealer but closing sales prices are not reported, the value of a share of Common Stock shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on the date in question, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)        If the Common Stock is neither listed on an established stock exchange or a national market system nor regularly quoted by a recognized securities dealer, the value of a share of Common Stock shall be established by the Administrator in good faith.

1.21.    “Fiscal Year” means the fiscal year of the Company.

1.22.    “Full Value Award” means any Award other than an Option or Stock Appreciation Right.

1.23.    “Holder” shall mean a person who has been granted an Award.

1.24.    “Incentive Stock Option” shall mean an option which conforms to the applicable provisions of Section 422 of the Code and which is designated as an Incentive Stock Option by the Administrator.

1.25.    “Non-Employee Director” shall mean a member of the Board who is not an Employee.

1.26.    “Non-Qualified Stock Option” shall mean an Option which is not designated as an Incentive Stock Option by the Administrator.

1.27.    “Option” shall mean a stock option granted under Article IV of the Plan. An Option granted under the Plan shall, as determined by the Administrator, be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall be Non-Qualified Stock Options.

1.28.    “Performance Award” shall mean a cash bonus, stock bonus or other performance or incentive award that is paid in cash, Common Stock or a combination of both, awarded under Section 8.2 of the Plan.

1.29.    “Performance Criteria” means the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a)        The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings (either before or after (A) interest, (B) taxes, (C) depreciation and (D) amortization), (ii) gross or net sales or revenue, (iii) net income (either before or after taxes), (iv) operating profit, (v) cash flow (including, but not limited to, operating cash flow and free cash flow), (vi) return on assets, (vii) return on capital, (viii) return on stockholders’ equity, (ix) return on sales, (x) days sales outstanding, (xi) gross or net profit or operating margin, (xii) costs, (xiii) funds from operations, (xiv) expense, (xv) working capital, (xvi) earnings per share, and (xvii) price per share of

Common Stock, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group.

(b)        The Committee may, in its discretion, at the time of grant, specify in the Award that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company; (vii) items related to the disposal of a business or segment of a business; or (viii) items related to discontinued operations that do not qualify as a segment of a business under United States generally accepted accounting principles (“GAAP”).

(c)        The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Award; provided, however, that each Performance Criteria shall be determined in accordance with GAAP to the extent applicable.

1.30.    “Performance Goals” means, for a Performance Period, one or more goals established in writing by the Committee for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The achievement of each Performance Goal shall be determined in accordance with generally accepted accounting principles to the extent applicable.

1.31.    “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, a Performance Award.

1.32.    “Plan” shall mean the First Consulting Group, Inc. 2007 Equity Incentive Plan, as amended from time to time.

1.33.    “Prior Award” shall mean a stock option, restricted stock or other stock award granted under the Prior Plan.

1.34.    “Prior Plan” shall mean the First Consulting Group, Inc. 1997 Equity Incentive Plan, as amended from time to time.

1.35.    “Restricted Stock” shall mean Common Stock awarded under Article VII of the Plan that is subject to repurchase or forfeiture.

1.36.    “Restricted Stock Units” shall mean rights to receive Common Stock awarded under Section 8.6.

1.37.    “Rule 16b-3” shall mean Rule 16b-3 promulgated under the Exchange Act, as such Rule may be amended from time to time.

1.38.    “Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

1.39.    “Stock Appreciation Right” shall mean a stock appreciation right granted under Article IX of the Plan.

1.40.    “Stock Payment” shall mean: (a) a payment in the form of shares of Common Stock, or (b) an option or other right to purchase shares of Common Stock, as part of a deferred compensation arrangement, made in lieu of all or any portion of the compensation, including without limitation, salary, bonuses, commissions and directors’ fees, that would otherwise become payable to a Employee, Consultant or Non-Employee Director in cash, awarded under Article VIII of the Plan.

1.41.    “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

1.42.    “Subsidiary Corporation” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

1.43.    “Substitute Award” shall mean an Option granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option.

1.44.    “Termination of Consultancy” shall mean the time when the engagement of a Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where there is a simultaneous commencement of employment or service with the Company or any Subsidiary. The Administrator, in its discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, without limitation, the question of whether a Termination of Consultancy resulted from a discharge for cause. Notwithstanding any other provision of the Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate a Consultant’s service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing. For purposes of the Plan, the engagement of a Holder as a Consultant to a Subsidiary shall be deemed to be terminated in the event that the Subsidiary engaging such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

1.45.    “Termination of Directorship” shall mean the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement. The Administrator, in its discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Non-Employee Directors.

1.46.    “Termination of Employment” shall mean the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, with or without cause, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding: (a) terminations where there is a simultaneous reemployment or continuing employment of a Holder by the Company or any Subsidiary, and (b) terminations which are followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former employee. The Administrator, in its discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, without limitation, the question of whether a Termination of Employment resulted from a discharge for cause; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Employment if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship shall be deemed to be terminated in the event that the Subsidiary employing such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE II.

SHARES SUBJECT TO PLAN

2.1.       Shares Subject to Plan.

(a)        Subject to Section 11.3 and Section 2.1(b), the aggregate number of shares of Common Stock that may be issued or transferred pursuant to Awards under the Plan initially shall be equal to the 1,600,000 shares (the “Initial Authorized Shares”). In addition, in the event of any cancellation, termination, expiration or forfeiture of any Prior Award on or after the Effective Date and during the term of the Plan (including any unvested shares of Common Stock that are forfeited by the holder or repurchased by the Company pursuant to the terms of the applicable award agreement at a price not greater than the original purchase price paid by the holder), the number of shares of Common Stock that may be issued or transferred pursuant to Awards under the Plan shall be automatically increased by one share for each share subject to such Prior Award that is so cancelled, terminated, expired, forfeited or repurchased (collectively, the “Cancelled Prior Award Shares”). The aggregate number of shares of Common Stock available for issuance under the Plan pursuant to this Section 2.1 shall be reduced by 1.5 shares for each share of Common Stock delivered in settlement of any Full Value Award. In no event, however, shall the aggregate number of Initial Authorized Shares and Cancelled Prior Award Shares made available for issuance under the Plan exceed 2,000,000.

(b)        To the extent that an Award terminates, expires, lapses or is forfeited for any reason, any shares of Common Stock then subject to such Award shall again be available for the grant of an Award pursuant to the Plan; provided, however, that the number of shares that shall again be available for the grant of an Award pursuant to the Plan shall be increased by 1.5 shares for each share of Common Stock subject to a Full Value Award at the time such Full Value Award terminates, expires, lapses or is forfeited for any reason. To the extent permitted by applicable law or any exchange rule, shares of Common Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Common Stock available for grant pursuant to this Plan. If any shares of Restricted Stock are surrendered by the Holder or repurchased by the Company pursuant to Section 7.4 or 7.5 hereof, such shares may again be granted or awarded hereunder, subject to the limitations of Section 2.1(a). To the extent exercised, the full number of shares subject to an Option or Stock Appreciation Right shall be counted for purposes of calculating the aggregate number of shares of Common Stock available for issuance under the Plan as set forth in Section 2.1(a) and for purposes of calculating the share limitation set forth in Section 2.3, regardless of the actual number of shares issued or transferred upon any net exercise of an Option (in which Common Stock is withheld to satisfy the exercise price or taxes) or upon exercise of any Stock Appreciation Right for Common Stock or cash. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 2.1(b), no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

2.2.       Stock Distributed.   Any Common Stock distributed pursuant to an Award shall consist, in whole or in part, of authorized and unissued Common Stock, shares of Common Stock held in treasury or shares of Common Stock purchased on the open market.

2.3.       Limitation on Number of Shares Subject to Awards.   Notwithstanding any provision in the Plan to the contrary, and subject to Article XI, the maximum number of shares of Common Stock with respect to one or more Awards that may be granted to any one Employee, Consultant or Non-Employee Director during any calendar year shall not exceed the Award Limit. To the extent required by Section 162(m) of the Code, shares subject to Awards which are canceled shall continue to be counted against the Award Limit.

ARTICLE III.

GRANTING OF AWARDS

3.1.       Award Agreement.   Each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Awards intended to qualify as performance-based compensation (as described in Section 162(m)(4)(C) of the Code) shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

3.2.       Provisions Applicable to Covered Employees.

(a)        The Committee, in its discretion, may determine whether an Award is to qualify as performance-based compensation (as described in Section 162(m)(4)(C) of the Code).

(b)        Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to a Covered Employee, including Restricted Stock the restrictions with respect to which lapse upon the attainment of specified Performance Goals and any performance or incentive award described in Article VIII that vests or becomes exercisable or payable upon the attainment of one or more specified Performance Goals.

(c)        To the extent necessary to comply with the performance-based compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles VII and VIII which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any Fiscal Year in question or any other designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (i) designate one or more Covered Employees, (ii) select the Performance Criteria applicable to the Fiscal Year or other designated fiscal period or period of service (including any applicable adjustments), (iii) establish the various performance targets, in terms of an objective formula or standard, and amounts of such Awards, as applicable, which may be earned for such Fiscal Year or other designated fiscal period or period of service, and (iv) specify the relationship between Performance Criteria and the performance targets and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Fiscal Year or other designated fiscal period or period of service. Following the completion of each Fiscal Year or other designated fiscal period or period of service, the Committee shall certify in writing whether the applicable performance targets have been achieved for such Fiscal Year or other designated fiscal period or period of service. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Fiscal Year or other designated fiscal period or period of service.

(d)        Furthermore, notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to qualify as performance-based compensation (as described in Section 162(m)(4)(C) of the Code) shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation (as described in Section 162(m)(4)(C) of the Code), and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

3.3.       Limitations Applicable to Section 16 Persons.   Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.4.       Full Value Award Vesting Limitations.

(a)        Full Value Awards made under the Plan shall become vested over a period of not less than (i) three years from the grant date of the Award for all Full Value Awards that vest based solely on employment or service with the Company or one of its Subsidiaries, or (ii) one year following the commencement of the Performance Period, for Full Value Awards that vest based upon the attainment of Performance Goals or other performance-based objectives; provided, however, that, notwithstanding the foregoing, an aggregate number of shares of Common Stock equal to 5% of the sum of the Initial Authorized Shares and the Cancelled Prior Award Shares may be granted subject to Full Value Awards granted under the Plan without respect to the minimum vesting provisions of this Section 3.4(a).

(b)        Following the grant of an Award, the Administrator, in its discretion and on such terms and conditions it determines, may provide that the period during which an Award vests or becomes exercisable shall accelerate, in whole or in part, in connection with a change in ownership or control of the Company or any Subsidiary (including without limitation, a Change in Control) or a Holder’s Termination of Employment, Termination of Directorship or Termination of Consultancy, as applicable, by reason of the Holder’s retirement, death, disability or termination without cause. In addition, the Administrator may accelerate the vesting or exercisability of Awards with respect to an aggregate number of shares of Common Stock not exceeding five percent of the sum of the Initial Authorized Shares and the Cancelled Prior Award Shares at any time and for any reason. Except as permitted under this Section 3.4(b), the Administrator shall not accelerate the vesting or exercisability of any Award after the grant date of such Award. Nothing in this Section 3.4(b) shall be construed to limit or restrict the Administrator’s authority to establish the terms and conditions of an Award at the time of grant, including the events or conditions upon which the vesting or exercisability of an Award shall accelerate.

3.5.       At-Will Employment.   Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Consultant for, the Company or any Subsidiary, or as a Director of the Company, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written employment agreement between the Holder and the Company and any Subsidiary.

ARTICLE IV.

GRANTING OF OPTIONS TO EMPLOYEES,
CONSULTANTS AND NON-EMPLOYEE DIRECTORS

4.1.       Eligibility.   Any Employee or Consultant selected by the Administrator pursuant to Section 4.4(a)(i) shall be eligible to be granted an Option. Each Non-Employee Director of the Company shall be eligible to be granted Options at the times and in the manner set forth in Section 4.5 and as provided in Section 4.6.

4.2.       Disqualification for Stock Ownership.   No person may be granted an Incentive Stock Option under the Plan if such person, at the time the Incentive Stock Option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any then existing Subsidiary Corporation or parent corporation (as defined in Section 424(e) of the Code) unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.

4.3.       Qualification of Incentive Stock Options.   No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or a Subsidiary Corporation.

4.4.       Granting of Options to Employees and Consultants.

(a)        The Administrator shall from time to time, in its discretion, and, subject to applicable limitations of the Plan:

(i)         Select from among the Employees or Consultants (including Employees or Consultants who have previously received Awards under the Plan) such of them as in its opinion should be granted Options;

(ii)       Subject to the Award Limit, determine the number of shares to be subject to such Options granted to the selected Employees or Consultants;

(iii)      Subject to Section 4.2 and Section 4.3, determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options and whether such Options are to qualify as performance-based compensation (as described in Section 162(m)(4)(C) of the Code); and

(iv)       Determine the terms and conditions of such Options, consistent with the Plan; provided, however, that the terms and conditions of Options intended to qualify as performance-based compensation (as described in Section 162(m)(4)(C) of the Code) shall include, but not be limited to, such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code.

(b)        Upon the selection of an Employee or Consultant to be granted an Option, the Administrator shall instruct the Secretary of the Company to issue the Option and may impose such conditions on the grant of the Option as it deems appropriate.

(c)        Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code.

4.5.       Granting of Options to Non-Employee Directors.   The Administrator shall from time to time, in its discretion, and subject to applicable limitations of the Plan:

(a)        Select from among the Non-Employee Directors (including Non-Employee Directors who have previously received Awards under the Plan) such of them as in its opinion should be granted Options;

(b)        Subject to the Award Limit, determine the number of shares to be subject to such Options granted to the selected Non-Employee Directors; and

(c)        Subject to the provisions of Article V, determine the terms and conditions of such Options, consistent with the Plan.

ARTICLE V.

TERMS OF OPTIONS

5.1.       Option Price.   The price per share of Common Stock subject to each Option granted to Employees, Non-Employee Directors and Consultants shall be set by the Administrator; provided, however, that:

(a)        In the case of Incentive Stock Options, such price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code);

(b)        In the case of Incentive Stock Options granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary Corporation or parent corporation thereof (as defined in

Section 424(e) of the Code), such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code); and

(c)        In the case of Non-Qualified Stock Options, such price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted.

5.2.       Option Term.   The term of an Option granted to an Employee, Consultant or Non-Employee Director shall be set by the Administrator in its discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date the Option is granted if the Option is an Incentive Stock Option granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary Corporation or parent corporation thereof (as defined in Section 424(e) of the Code). Except as limited by requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Administrator may extend the term of any outstanding Option in connection with any Termination of Employment, Termination of Directorship or Termination of Consultancy of the Holder, or amend any other term or condition of such Option relating to such a Termination of Employment, Termination of Directorship or Termination of Consultancy.

5.3.       Option Vesting.

(a)        The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted; provided, however, that, unless the Administrator otherwise provides in the terms of the Award Agreement or otherwise, no Option granted to a person subject to Section 16 of the Exchange Act shall be exercisable until at least six months have elapsed following the date on which the Option was granted. At any time after grant of an Option, the Administrator may, in its discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests, subject to Section 3.4(b).

(b)        No portion of an Option granted to an Employee, Consultant or Non-Employee Director which is unexercisable at Termination of Employment, Termination of Directorship or Termination of Consultancy, as applicable, shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Award Agreement or by action of the Administrator following the grant of the Option, subject to Section 3.4(b).

(c)        To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any Subsidiary Corporation or parent corporation thereof (as defined in Section 424(e) of the Code), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted. For purposes of this Section 5.3(c), the fair market value of stock shall be determined as of the time the Option or other “incentive stock options” with respect to such stock is granted.

5.4.       Substitute Awards.   Notwithstanding the foregoing provisions of this Article V to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

ARTICLE VI.

EXERCISE OF OPTIONS

6.1.       Partial Exercise.   An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares.

6.2.       Manner of Exercise.   All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)        A written notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. Such rules may provide that for administrative convenience an Option may not be exercised during such period (not exceeding 10 days) as is specified in advance by the Administrator. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b)        Such representations and documents as the Administrator, in its discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c)        In the event that the Option shall be exercised pursuant to Section 11.1 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option; and

(d)        Full cash payment to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised. However, the Administrator may, in its discretion, (i) allow payment, in whole or in part, through the delivery of shares of Common Stock which have been owned by the Holder for at least six months, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; (ii) allow payment, in whole or in part, through the surrender of shares of Common Stock then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof; (iii) allow payment, in whole or in part, through the delivery of property of any kind which constitutes good and valuable consideration; (iv) allow payment, in whole or in part, through the delivery of a notice that the Holder has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and the broker timely pays a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; or (v) allow payment through any combination of the consideration provided in the foregoing subparagraphs (i), (ii), (iii) and (iv); provided, however, that the payment in the manner prescribed in the preceding paragraphs shall not be permitted to the extent that the Administrator determines that payment in such manner shall result in an extension or maintenance of credit, an arrangement for the extension of credit, or a renewal or an extension of credit in the form of a personal loan to or for any Director or executive officer of the Company that is prohibited by Section 13(k) of the Exchange Act or other applicable law.

6.3.       Conditions to Issuance of Stock Certificates.   The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

(a)        The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

(b)        The completion of any registration or other qualification of such shares under any federal, state or foreign law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Administrator shall, in its discretion, deem necessary or advisable;

(c)        The obtaining of any approval or other clearance from any federal, state or foreign governmental agency which the Administrator shall, in its discretion, determine to be necessary or advisable;

(d)        The lapse of such reasonable period of time following the exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience; and

(e)        The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax, which in the discretion of the Administrator may be in the form of consideration used by the Holder to pay for such shares under Section 6.2(d).

6.4.       Rights as Stockholders.   Holders shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such Holders.

6.5.       Ownership and Transfer Restrictions.   The Administrator, in its discretion, may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Award Agreement and may be referred to on the certificates evidencing such shares. The Holder shall give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.

6.6.       Additional Limitations on Exercise of Options.   Holders may be required to comply with any timing or other restrictions with respect to the settlement or exercise of an Option, including a window-period limitation, as may be imposed in the discretion of the Administrator.

ARTICLE VII.

AWARD OF RESTRICTED STOCK

7.1.       Eligibility.   Subject to the Award Limit, Restricted Stock may be awarded to any Employee, Consultant or Non-Employee Director who the Administrator determines should receive such an Award.

7.2.       Award of Restricted Stock.

(a)        The Administrator may from time to time, in its discretion:

(i)         Select from among the Employees, Non-Employee Directors or Consultants (including Employees, Non-Employee Directors or Consultants who have previously received Awards under the Plan) such of them as in its opinion should be awarded Restricted Stock; and

(ii)       Determine the purchase price, if any, and other terms and conditions applicable to such Restricted Stock, consistent with the Plan.

(b)        The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Common Stock to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

(c)        Upon the selection of an Employee, Consultant or Non-Employee Director to be awarded Restricted Stock, the Administrator shall instruct the Secretary of the Company to issue such Restricted Stock and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

7.3.       Rights as Stockholders.   Subject to Section 7.4, upon delivery of the shares of Restricted Stock to the escrow holder pursuant to Section 7.6, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in his or her Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the discretion of the Administrator, any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 7.4.

7.4.       Restriction.   All shares of Restricted Stock issued under the Plan (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions as the Administrator shall provide, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment, directorship or consultancy with the Company, Company performance and individual performance; provided, however, by action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire. If no consideration was paid by the Holder upon issuance, a Holder’s rights in unvested Restricted Stock shall lapse, and such Restricted Stock shall be surrendered to the Company without consideration, upon Termination of Employment, Termination of Directorship, or Termination of Consultancy, as applicable; provided, however, that the Administrator in its discretion may provide that such rights shall not lapse in the event of a Termination of Employment, Termination of Directorship or Termination of Consultancy, as applicable, following a Change in Control or because of the Holder’s retirement, death or disability or termination without cause, or otherwise, subject to Section 3.4(b).

7.5.       Repurchase of Restricted Stock.   The Administrator shall provide in the terms of each individual Award Agreement that the Company shall have the right to repurchase from the Holder the Restricted Stock then subject to restrictions under the Award Agreement immediately upon a Termination of Employment, Termination of Directorship, or Termination of Consultancy, as applicable, at a cash price per share equal to the price paid by the Holder for such Restricted Stock; provided, however, that the Administrator in its discretion may provide that such rights shall not lapse in the event of a Termination of Employment, Termination of Directorship or Termination of Consultancy, as applicable, following a Change in Control or because of the Holder’s retirement, death or disability or termination without cause, or otherwise, subject to Section 3.4(b).

7.6.       Escrow.   The Secretary of the Company or such other escrow holder as the Administrator may appoint shall retain physical custody of each certificate representing Restricted Stock until all of the restrictions imposed under the Award Agreement with respect to the shares evidenced by such certificate expire or shall have been removed.

7.7.       Legend.   In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Administrator shall cause a legend or legends to be placed on certificates representing all shares of Restricted Stock that are still subject to restrictions under Award Agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby.

7.8.  Section 83(b) Election.   If a Holder makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service.

ARTICLE VIII.

PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, DEFERRED
STOCK, STOCK PAYMENTS, RESTRICTED STOCK UNITS

8.1.  Eligibility.   Subject to the Award Limit, one or more Performance Awards, Dividend Equivalent Awards, Stock Payment Awards, Deferred Stock Awards and/or Restricted Stock Unit Awards may be granted to any Employee, Consultant or Non-Employee Director whom the Administrator determines should receive such an Award.

8.2.  Performance Awards.

(a)   Any Employee, Consultant or Non-Employee Director selected by the Administrator may be granted one or more Performance Awards. The value of such Performance Awards may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Employee, Consultant or Non-Employee Director.

(b)   Without limiting Section 8.2(a), the Administrator may grant Performance Awards to any Covered Employee in the form of a cash bonus payable upon the attainment of objective Performance Goals which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to Covered Employees shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Section 3.2. The maximum aggregate amount of all Performance Awards granted to a Covered Employee under this Section 8.2(b) during any calendar year shall not exceed the Award Limit. Unless otherwise specified by the Administrator at the time of grant, the Performance Criteria with respect to a Performance Award payable to a Covered Employee shall be determined on the basis of generally accepted accounting principles.

8.3.  Dividend Equivalents.   Any Employee, Consultant or Non-Employee Director selected by the Administrator may be granted Dividend Equivalents based on the dividends declared on Common Stock, to be credited as of dividend payment dates, during the period between the date a Full Value Award is granted and the date such Full Value Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator.

8.4.  Stock Payments.   Any Employee, Consultant or Non-Employee Director selected by the Administrator may receive Stock Payments in the manner determined from time to time by the Administrator. The number of shares shall be determined by the Administrator and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Administrator, determined on the date such Stock Payment is made or on any date thereafter.

8.5.  Deferred Stock.   Any Employee, Consultant or Non-Employee Director selected by the Administrator may be granted an award of Deferred Stock in the manner determined from time to time by the Administrator. The number of shares of Deferred Stock shall be determined by the Administrator and may be linked to the satisfaction of one or more Performance Goals or other specific performance goals as the Administrator determines to be appropriate at the time of grant, in each case on a specified date or dates or over any period or periods determined by the Administrator. Common Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or performance criteria set by the Administrator. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and the Common Stock underlying the Award has been issued.

8.6.  Restricted Stock Units.   Any Employee, Consultant or Non-Employee Director selected by the Administrator may be granted an award of Restricted Stock Units in the manner determined from time to time by the Administrator. The Administrator is authorized to make awards of Restricted Stock Units in such amounts and subject to such terms and conditions as determined by the Administrator. The Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, and may specify that such Restricted Stock Units become fully vested and nonforfeitable pursuant to the satisfaction of one or more Performance Goals or other specific performance goals as the Administrator determines to be appropriate at the time of the grant, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall specify the distribution dates applicable to each award of Restricted Stock Units which shall be no earlier than the vesting dates or events of the award and may be determined at the election of the Employee, Consultant or Non-Employee Director, subject to compliance with Section 409A of the Code. On the distribution dates, the Company shall issue to the Holder one unrestricted, fully transferable share of Common Stock for each Restricted Stock Unit distributed.

8.7.  Term.   The term of a Performance Award, Dividend Equivalent Award, Deferred Stock Award, Stock Payment Award and/or Restricted Stock Unit Award shall be set by the Administrator in its discretion.

8.8.  Exercise or Purchase Price.   The Administrator may establish the exercise or purchase price of a Performance Award, shares of Deferred Stock, shares distributed as a Stock Payment Award or shares distributed pursuant to a Restricted Stock Unit Award; provided, however, that such price shall not be less than the par value of a share of Common Stock, unless otherwise permitted by applicable state law.

8.9.  Exercise upon Termination of Employment, Termination of Consultancy or Termination of Directorship.   A Performance Award, Dividend Equivalent Award, Deferred Stock Award, Stock Payment Award and/or Restricted Stock Unit Award is exercisable or distributable only while the Holder is an Employee, Consultant or Non-Employee Director, as applicable; provided, however, that the Administrator in its discretion may provide that the Performance Award, Dividend Equivalent Award, Deferred Stock Award, Stock Payment Award and/or Restricted Stock Unit Award may be exercised or distributed subsequent to a Termination of Employment, Termination of Directorship or Termination of Consultancy following a “change of control or ownership” (within the meaning of Section 1.162-27(e)(2)(v) or any successor regulation thereto) of the Company; and, provided, further, that, except with respect to Performance Awards granted to Covered Employees, the Administrator in its discretion may provide that Performance Awards may be exercised or paid following a Termination of Employment, Termination of Directorship or Termination of Consultancy, as applicable, following a Change in Control, or because of the Holder’s retirement, death or disability or termination without cause, or otherwise, subject to Section 3.4(b).

8.10.              Form of Payment.   Payment of the amount determined under Section 8.2 or 8.3 above shall be in cash, in Common Stock or a combination of both, as determined by the Administrator. To the extent any payment under this Article VIII is effected in Common Stock, it shall be made subject to satisfaction of all provisions of Section 6.3.

ARTICLE IX.

STOCK APPRECIATION RIGHTS

9.1.  Grant of Stock Appreciation Rights.   A Stock Appreciation Right may be granted to any Employee, Consultant or Non-Employee Director selected by the Administrator. A Stock Appreciation Right may be granted: (a) in connection and simultaneously with the grant of an Option, or (b) independent of an Option. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Administrator shall impose and shall be evidenced by an Award Agreement.

9.2.  Coupled Stock Appreciation Rights.

(a)   A Coupled Stock Appreciation Right (“CSAR”) shall be related to a particular Option and shall be exercisable only when and to the extent the related Option is exercisable.

(b)   A CSAR may be granted to the Holder for no more than the number of shares subject to the simultaneously granted Option to which it is coupled.

(c)   A CSAR shall entitle the Holder (or other person entitled to exercise the Option pursuant to the Plan) to surrender to the Company unexercised a portion of the Option to which the CSAR relates (to the extent then exercisable pursuant to its terms) and to receive from the Company in exchange therefor an amount determined by multiplying (i) the difference obtained by subtracting the exercise price per share of the CSAR from (ii) the Fair Market Value of a share of Common Stock on the date of exercise of the CSAR by the number of shares of Common Stock with respect to which the CSAR shall have been exercised, subject to any limitations the Administrator may impose.

9.3.  Independent Stock Appreciation Rights.

(a)   An Independent Stock Appreciation Right (“ISAR”) shall be unrelated to any Option and shall have a term set by the Administrator in its discretion; provided, however, that the term shall not be more than ten (10) years from the date the ISAR is granted. An ISAR shall be exercisable in such installments as the Administrator may determine. An ISAR shall cover such number of shares of Common Stock as the Administrator may determine; provided, however, that unless the Administrator otherwise provides in the terms of the Award Agreement or otherwise, no ISAR granted to a person subject to Section 16 of the Exchange Act shall be exercisable until at least six months have elapsed following the date on which the ISAR was granted. The exercise price per share of Common Stock subject to each ISAR shall be set by the Administrator; provided, that such exercise price per share shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the ISAR is granted. An ISAR is exercisable only while the Holder is an Employee, Consultant or Non-Employee Director; provided, that the Administrator may provide that ISARs may be exercised following a Termination of Employment, Termination of Directorship or Termination of Consultancy, as applicable, or following a Change in Control, or because of the Holder’s retirement, death or disability or termination without cause, or otherwise, subject to Section 3.4(b).

(b)   An ISAR shall entitle the Holder (or other person entitled to exercise the ISAR pursuant to the Plan) to exercise all or a specified portion of the ISAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying (i) the difference obtained by subtracting the exercise price per share of the ISAR from the Fair Market Value of a share of Common Stock on the date of exercise of the ISAR by (ii) the number of shares of Common Stock with respect to which the ISAR shall have been exercised, subject to any limitations the Administrator may impose.

9.4.  Payment and Limitations on Exercise.

(a)   Payment of the amounts determined under Section 9.2(c) and 9.3(b) above shall be in cash, shares of Common Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock issuable upon the exercise of any Stock Appreciation Right prior to fulfillment of the conditions set forth in Section 6.3 above.

(b)   Holders of Stock Appreciation Rights may be required to comply with any timing or other restrictions with respect to the settlement or exercise of a Stock Appreciation Right, including a window-period limitation, as may be imposed in the discretion of the Administrator.

ARTICLE X.

ADMINISTRATION

10.1.              Committee.   The Committee shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board. To the extent Awards are intended to comply with the qualified performance-based compensation requirements of Section 162(m)(4)(C) of the Code and the requirements for the application of Rule 16b-3, each member of the Committee shall qualify as both a “non-employee director” as defined by Rule 16b-3 and an “outside director” for purposes of Section 162(m) of the Code. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

10.2.              Duties and Powers of Committee.   It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and the Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith, to interpret, amend or revoke any such rules, to delegate authority in accordance with Section 10.5 and to amend any Award Agreement provided that the rights or obligations of the Holder of the Award that is the subject of any such Award Agreement are not affected adversely. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the discretion of the Committee.

10.3.              Majority Rule; Unanimous Written Consent.   The Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Committee.

10.4.              Compensation; Professional Assistance; Good Faith Actions.   Members of the Committee shall receive such compensation, if any, for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and the Company’s officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Holders, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Awards, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

10.5.              Delegation of Authority to Grant Awards.   To the extent permitted by applicable law, the Committee may, but need not, delegate from time to time some or all of its authority to grant Awards under the Plan to a committee or committees consisting of one or more members of the Board and/or one or more officers of the Company; provided, however, that the authority to grant awards to the following individuals may not be delegated: (a) individuals who are subject to the reporting rules under Section 16(a) of the Exchange Act, (b) individuals who are Covered Employees, and (c) individuals who are officers of the Company who are delegated authority by the Committee hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation of authority and may be rescinded at any time by the Committee. At all times, any committee appointed under this Section 10.5 shall serve in such capacity at the pleasure of the Committee.

ARTICLE XI.

MISCELLANEOUS PROVISIONS

11.1.              Transferability of Awards.

(a)   Except as otherwise provided in Section 11.1(b):

(i)    No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

(ii)   No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii)  During the lifetime of the Holder, only the Holder may exercise an Option or other Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Option or other Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

(b)   Notwithstanding Section 11.1(a), the Administrator, in its discretion, may determine to permit a Holder to transfer a Non-Qualified Stock Option to any one or more Permitted Transferees (as defined below), subject to the following terms and conditions: (i) a Non-Qualified Stock Option transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) any Non-Qualified Stock Option which is transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Non-Qualified Stock Option as applicable to the original Holder (other than the ability to further transfer the Non-Qualified Stock Option); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer. For purposes of this Section 11.1(b), “Permitted Transferee” shall mean, with respect to a Holder, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee), a trust in which these persons (or the Holder) control the management of assets, and any other entity in which these persons (or the Holder) own more than fifty percent of the voting interests, or any other transferee specifically approved by the Administrator after taking into account any federal, state, local and foreign tax and securities laws applicable to transferable Non-Qualified Stock Options.

11.2.              Amendment, Suspension or Termination of the Plan.   Except as otherwise provided in this Section 11.2, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board, or the Compensation Committee of the Board. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 11.3, (i) increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under the Plan, (ii) decrease, directly or indirectly, the exercise price of any outstanding Option or Stock Appreciation Right granted under the Plan (including any action having the same effect, such as a cancellation of an underwater Option or Stock Appreciation Right and regrant of a new Award at a lesser exercise price or the repurchase of an Option or Stock Appreciation Right for an amount greater than the intrinsic value of the Option or Stock Appreciation Right), or (iii) result in a material change in eligibility requirements. Except as provided in Section 11.12, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, alter or impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the first to occur of the following events:

(a)   The expiration of ten (10) years from the date the Plan is adopted by the Board; or

(b)   The expiration of ten (10) years from the date the Plan is first approved by the Company’s stockholders.

11.3.              Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a)   Subject to Section 11.3(e), in the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the Common Stock, then the Administrator shall equitably adjust any or all of the following in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award:

(i)    The number and kind of shares of Common Stock (or other securities or property) with respect to which Awards may be granted or awarded (including, without limitation, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued under the Plan, adjustments of the Award Limit, and adjustments of the manner in which shares subject to Full Value Awards will be counted);

(ii)   The number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; and

(iii)  The grant or exercise price with respect to any Award.

(b)        Subject to Sections 11.3(c) and 11.3(e), in the event of any transaction or event described in Section 11.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)         To provide for the purchase of any such Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

(ii)       To provide for the replacement of such Award with other rights or property selected by the Administrator in its discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

(iii)      To provide that the Award cannot vest, be exercised or become payable after such event;

(iv)       To provide that such Award shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in Section 5.3 or the provisions of such Award;

(v)        To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(vi)       To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including the grant, exercise or purchase price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future; and

(vii)     To provide that, for a specified period of time prior to such event, the restrictions imposed under an Award Agreement upon some or all shares of Restricted Stock, Restricted Stock Units or Deferred Stock may be terminated, and, in the case of Restricted Stock, some or all shares of such Restricted Stock may cease to be subject to repurchase under Section 7.5 or forfeiture under Section 7.4 after such event.

(c)        In the event of a Change in Control, then: (i) any surviving or acquiring corporation shall assume the Awards outstanding under the Plan or shall substitute similar Awards (including an option to acquire the same consideration paid to the stockholders of the Company in the Change in Control transaction) for those outstanding under the Plan, (ii) in the event that any surviving or acquiring corporation does assume such Awards or substitute similar Awards for those outstanding under the Plan, then, with respect to a Holder’s Award, upon such Holder’s Voluntary Termination with Good Reason (as defined below) or such Holder’s Involuntary Termination without Cause (as defined below), the vesting of such Award and the time during which such Award may be exercised shall be accelerated upon the occurrence of such event, or (iii) in the event any surviving or acquiring corporation refuses to assume such Awards or to substitute similar Awards for those outstanding under the Plan, then, with respect to Awards held by persons then performing services as Employees, Directors or Consultants, the vesting of such Awards and the time during which such Awards may be exercised shall be accelerated prior to such event and the Awards terminated if not exercised after such acceleration and at or prior to such event, and with respect to any other Awards outstanding under the Plan, such Awards shall be terminated if not exercised prior to such event. The term “Voluntary Termination with Good Reason” shall mean a Termination of Employment, Termination of Directorship or Termination of Consultancy by resignation, with Good Reason, as an Employee, Director or Consultant of the Company within one month prior to the Change in Control, or a Termination of Employment, Termination of Directorship or Termination of Consultancy by resignation, with Good Reason, as an Employee, Director or Consultant, or as an employee, director or consultant, of the surviving or acquiring corporation which assumed the Holder’s Award or substituted a similar Award for the Holder’s Award within thirteen (13) months after a Change in Control. The term “Good Reason” means with respect to the Holder of an Award, any of the following: the reduction of the Holder’s rate of compensation as in effect immediately prior to the Change in Control; the failure to provide a package of welfare benefit plans which, taken as a whole, provide substantially similar benefits to those in which the Holder was entitled to participate immediately prior to the Change in Control (except that employee contributions may be raised to the extent of any cost increases imposed by third parties); a change in the Holder’s responsibilities, authority, title or office resulting in diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company promptly after notice thereof is given by the Holder; a request that the Holder relocate to a worksite that is more than thirty-five (35) miles from the Holder’s prior worksite, unless the Holder accepts such relocation opportunity; the failure or refusal of a successor to the Company to assume the Company’s obligations under the Award Agreement; or the material breach by the Company or any successor to the Company of any of the material provisions of the Holder’s Award. The term “Involuntary Termination without Cause” means the Termination of Employment, Termination of Directorship or Termination of Consultancy by involuntary termination, without Cause, as an Employee, Director or Consultant within one month prior to a Change in Control or (ii) the Termination of Employment, Termination of Directorship or Termination of Consultancy by involuntary termination, without Cause, as an Employee, Director or Consultant, or as an employee, director or consultant of the surviving or acquiring corporation which assumed the Holder’s Award or substituted a similar Award for the Holder’s Award, within thirteen (13) months after a Change in Control. The term “Cause” means with respect to the Holder of an Award, any of the following: the Holder’s theft, dishonesty, or falsification of documents or records; the Holder’s improper use or disclosure of the Company’s confidential or proprietary information; any action by the Holder which has a detrimental effect on the Company’s reputation or business; the Holder’s failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; any material breach by the Holder of any employment or service agreement between the Holder and the Company which breach is not cured pursuant to the terms of such agreement; or the Holder’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Holder’s ability to perform his or her duties with the Company.

(d)        Subject to Sections 11.3(e) and 3.2, the Administrator may, in its discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company.

(e)        With respect to Awards which are granted to Covered Employees and are intended to qualify as performance-based compensation under Section 162(m)(4)(C), no adjustment or action described in this Section 11.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify under Section 162(m)(4)(C), or any successor provisions thereto. No adjustment or action described in this Section 11.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions. The number of shares of Common Stock subject to any Award shall always be rounded down to the next whole number.

(f)         The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(g)        No action shall be taken under this Section 11.3 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

11.4.    Approval of Plan by Stockholders.   The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. No Awards may be granted or awarded prior to such stockholder approval. In addition, if the Board determines that Awards other than Options or Stock Appreciation Rights which may be granted to Covered Employees should continue to be eligible to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code, the Performance Criteria must be disclosed to and approved by the Company’s stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which the Company’s stockholders previously approved the Plan.

11.5.    Tax Withholding.   The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of this Plan. The Administrator may in its discretion and in satisfaction of the foregoing requirement allow a Holder to elect to have the Company withhold shares of Common Stock otherwise issuable under an Award (or allow the return of shares of Common Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Common Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Holder of such Award within six months (or such other period as may be determined by the Administrator) after such shares of Common Stock were acquired by the Holder from the Company) in order to satisfy the Holder’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

11.6.    Prohibition on Repricing.   Subject to Section 11.3, the Administrator shall not, without the approval of the stockholders of the Company, authorize the amendment of any outstanding Award to reduce its price per share. Furthermore, no Award shall be canceled and replaced with the grant of an Award having a lesser price per share without the further approval of stockholders of the Company. Subject to Section 11.2, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

11.7.    Forfeiture Provisions.   Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Holder to agree by separate written instrument, that: (a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Common Stock underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (b)(i) a Termination of Employment, Termination of Directorship or Termination of Consultancy occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (ii) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (iii) the Holder incurs a Termination of Employment, Termination of Directorship or Termination of Consultancy for “cause” (as such term is defined in the discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder).

11.8.    Effect of Plan upon Other Compensation Plans.   The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

11.9.    Compliance with Laws.   The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Common Stock and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to federal, state and foreign securities law and margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

11.10.  Titles.   Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

11.11.  Governing Law.   The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

11.12.  Section 409A.   To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

*  *  *  *  *

I hereby certify that the foregoing First Consulting Group, Inc. 2007 Equity Incentive Plan was duly adopted by the Board of Directors of First Consulting Group, Inc. on April 9, 2007.

Executed on this day of , 2007.

Corporate Secretary

*  *  *  *  *

I hereby certify that the foregoing First Consulting Group, Inc. 2007 Equity Incentive Plan was approved by the stockholders of First Consulting Group, Inc. on                                              , 2007.

Executed on this day of , 2007.

Corporate Secretary

FOLD AND DETACH HERE

FIRST CONSULTING GROUP, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2007

The undersigned hereby appoints Larry R. Ferguson and Michael A. Zuercher and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of First Consulting Group, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of First Consulting Group, Inc. to be held at the Company’s offices at 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802 on Thursday, June 7, 2007 at 10:00 a.m. local time (and at any and all postponements, continuations and adjournments thereof), with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, FOR ALL NOMINEES LISTED IN PROPOSAL 2, AND FOR PROPOSALS 3 AND 4 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be signed on other side)

Please Detach and Mail in the Envelope Provided

☒ PLEASE MARK YOUR VOTE AS INDICATED

PROPOSAL 1: To adopt an amendment to our Certificate of Incorporation to provide for annual election of directors.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL 2:  To re-elect Douglas G. Bergeron and Robert G. Funari to serve as directors until the 2010 Annual Meeting of Stockholders, and Larry R. Ferguson to serve as director until the 2008 Annual Meeting of Stockholders, subject in each case to the effect of Proposal 1 and until the election and qualification of their respective successors.

FOR all nominees listed below (except	WITHHOLD AUTHORITY
as marked to the contrary below).	to vote for all nominees listed below.
☐	☐

NOMINEES:	TERM:	TO WITHHOLD AUTHORITY TO VOTE FOR ANY
Douglas G. Bergeron	Until the 2010 Annual Meeting of Stockholders	NOMINEE WRITE SUCH NOMINEE(S)’ NAME BELOW:
Larry R. Ferguson	Until the 2008 Annual Meeting of Stockholders
Robert G. Funari	Until the 2010 Annual Meeting of Stockholders

PROPOSAL 3: To approve the FCG 2007 Equity Incentive Plan.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL 4:  To ratify the selection of Grant Thornton LLP as First Consulting Group Inc.’s independent auditors for the fiscal year ending December 28, 2007.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

	DATED	, 2007

Signature	Signature

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.